Exhibit 10.1

SECOND AMENDMENT TO
CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 26, 2023, by and among MONTROSE ENVIRONMENTAL GROUP, INC., a Delaware corporation (the “Parent Borrower”), the Lenders (as defined below) party hereto (constituting Required Lenders as of the date hereof under the Existing Credit Agreement (as defined below), the “Required Lenders”), BMO HARRIS BANK, N.A., as successor in interest to Bank of the West (in its individual capacity, “Bank of the West”), as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Parent Borrower, MONTROSE ENVIRONMENTAL GROUP LTD., a company incorporated under the laws of the Province of British Columbia (the “Canadian Borrower”; and together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined therein), each financial institution from time to time party thereto (collectively, the “Lenders” and individually each a “Lender”), Bank of the West as Administrative Agent, Swing Line Lender and L/C Issuer are parties to that certain Credit Agreement, dated as of April 27, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of August 30, 2022, and as otherwise amended, modified or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Amendment and as may be further amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made and will make certain financial accommodations available to the Borrower; and

WHEREAS, the Administrative Agent, the Required Lenders and the Parent Borrower have jointly selected Term SOFR (as defined in the Credit Agreement) as the replacement benchmark rate; and

WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties hereto have agreed to amend the Credit Agreement and make certain additional agreements as more fully set forth herein.

NOW THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Credit Agreement.

(a) The Existing Credit Agreement shall be amended as set forth in Annex I hereto (stricken text shall be deleted from the Credit Agreement (indicated textually in the same manner as the following example: ~~stricken text~~) and double-underlined text shall be added to the Credit Agreement (indicated textually in the same manner as the following examples: double-underlined text or double-underlined text)).

(b) Each of Exhibit A, Exhibit I and Exhibit J to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex II hereto. The execution, delivery and performance of this Amendment shall not constitute an amendment of any other exhibits or schedules of the Existing Credit Agreement.

2. Representations and Warranties. Borrowers represent that each of the representations and warranties set forth in the Credit Agreement are true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

3. Default; Event of Default. Borrowers represent that both immediately before and after giving effect to the this Amendment, no Default or Event of Default shall have occurred and be continuing, or would result therefrom.

4. Conditions to Effectiveness. This Amendment shall become effective as of the date (such date, the “Second Amendment Effective Date”) when, and only when, the Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:

(a) counterparts of this Amendment duly executed by the Parent Borrower, Required Lenders and the Administrative Agent; and

(b) all fees and expenses due in accordance with this Amendment and under the other Loan Documents required to have been paid on or prior to the effectiveness of this Amendment.

5. No Other Amendments. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided above and in the Annexes, operate as a waiver of any right, power or remedy of the Administrative Agent, Lenders, Swing Line Lender or L/C Issuer under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments set forth above and in the Annexes, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Loan Party hereby ratifies and confirms its respective obligations thereunder. Except as expressly provided herein, including, for the avoidance of doubt, in the Annexes, this Amendment shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent, Lenders, Swing Line Lender or L/C Issuer at variance with the Credit Agreement such as to require further notice by the Administrative Agent, Lenders, Swing Line Lender or L/C Issuer to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection or continuity of the Administrative Agent’s security interests in, security titles to, or other Liens on, any Collateral for the Obligations.

2

6. Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Furthermore, each party hereto agrees that the provisions of Section 11.14 and Section 11.15 are incorporated herein by reference mutatis mutandis as if originally set forth herein.

7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8. Costs and Expenses. The Parent Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Required Lenders incurred in connection with the preparation, negotiation, execution and delivery of this Amendment as required under Section 10.08 of the Credit Agreement.

9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and permitted assigns.

11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto. For the avoidance of doubt, this Amendment shall constitute a Loan Document.

12. Existing Eurocurrency Rate Loans. Notwithstanding the amendments to the Existing Credit Agreement implemented by this Amendment, all Eurocurrency Rate Loans (as defined in the Existing Credit Agreement, the “Existing Eurocurrency Rate Loans”) shall continue to bear interest at the Eurocurrency Rate (as defined in the Existing Credit Agreement) until the last day of the interest period applicable to each such Existing Eurocurrency Rate Loan, and thereafter, such Existing Eurocurrency Rate Loan shall be converted to a SOFR Loan with an Interest Period as selected in a notice from a Borrower and (ii) the terms of the Existing Credit Agreement as in effect immediately prior to the Second Amendment Effective Date in respect of administration of Eurocurrency Rate Loans (solely with respect to Existing Eurocurrency Rate Loans) shall remain in effect from and after the Second Amendment Effective Date until the last day of the interest period applicable to each such Existing Eurocurrency Rate Loan, solely for purposes of administering the Existing Eurocurrency Rate Loans.

[SIGNATURE PAGES FOLLOW]

3

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

PARENT BORROWER:	MONTROSE ENVIRONMENTAL GROUP, INC., a Delaware corporation

By: /s/ Allan Dicks
Name: Allan Dicks
Title: Chief Financial Officer

[Second Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:	BMO HARRIS BANK, N.A., as successor in interest to Bank of the West

By: /s/ Darren Jung Name: Darren Jung Title: Vice President

[Second Amendment to Credit Agreement]

LENDERS:	BMO HARRIS BANK, N.A., as successor in interest to Bank of the West, as a Lender

By: /s/ Brian Dosher Name: Brian Dosher Title: Director

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Paul Reutemann Name: Paul Reutemann Title: Duly Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By: /s/ Jennifer Yan Name: Jennifer Yan Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Jeff Ameen Name: Jeff Ameen Title: Vice President

MUFG UNION BANK, N.A., as a Lender

By: /s/ Lance Zediker Name: Lance Zediker Title: Director

[Second Amendment to Credit Agreement]

ANNEX I

See attached.

CREDIT AGREEMENT

Dated as of April 27, 2021

among

MONTROSE ENVIRONMENTAL GROUP, INC.,

as the Parent Borrower,

MONTROSE ENVIRONMENTAL GROUP LTD.,

as the Canadian Borrower,

CERTAIN SUBSIDIARIES OF THE PARENT BORROWER,

as the Guarantors,

BMO HARRIS BANK ~~OF THE WEST~~, N.A.,

as successor in interest to Bank of the West

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE LENDERS

from time to time party hereto

BMO HARRIS BANK ~~OF THE WEST~~, N.A.,

as successor in interest to Bank of the West,

as Sole Bookrunner and Joint Lead Arranger

and

CAPITAL ONE, NATIONAL ASSOCIATION
and BOFA SECURITIES, INC.,

as Joint Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

as amended by that certain First Amendment to Credit Agreement, dated as of August 30, 2022 and that certain Second Amendment to Credit Agreement, dated as of May 26, 2023

i

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	~~60~~63
1.03	Accounting Terms	~~61~~64
1.04	Rounding	~~62~~65
1.05	Times of Day; Rates; Exchange Rates; Currency Equivalents	~~62~~65
1.06	Letter of Credit Amounts	~~63~~66
1.07	Limited Condition Acquisitions	~~63~~66
1.08	Quebec Interpretation	~~65~~67
1.09	Alternative Currencies	~~65~~68
1.10	Divisions	~~66~~69

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		~~67~~ 70

2.01	Commitments	~~67~~70
2.02	Borrowings	~~68~~71
2.03	Letters of Credit	~~73~~76
2.04	Swing Line Loans	~~76~~80
2.05	Prepayments	~~79~~83
2.06	Termination or Reduction of Aggregate Revolving Commitments	~~82~~86
2.07	Repayment of Loans	~~83~~87
2.08	Interest	~~84~~88
2.09	Fees	~~85~~89
2.10	Computation of Interest and Fees	~~86~~90
2.11	Evidence of Debt	~~87~~90
2.12	Payments Generally; Agents' Clawback	~~87~~91
2.13	Sharing of Payments by Lenders	~~90~~94
2.14	Cash Collateral	~~91~~94
2.15	Defaulting Lenders	~~92~~96
2.16	Designated Lenders	~~95~~98
2.17	Erroneous Payment	~~95~~98

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~98~~101

3.01	Taxes	~~98~~101
3.02	Illegality	~~102~~106
3.03	Inability to Determine Rates	~~104~~107
3.04	Increased Costs	~~105~~108
3.05	Compensation for Losses	~~106~~110
3.06	Mitigation Obligations; Replacement of Lenders	~~107~~111
3.07	Survival	~~107~~111
3.08	Benchmark Replacement~~; CDOR Rate Discontinuation~~	~~107~~111

3.09	Canadian Benchmark Replacement Setting	114

ARTICLE IV. GUARANTY		119

4.01	The Guaranty	119
4.02	Obligations Unconditional	~~111~~119
4.03	Reinstatement	~~112~~121
4.04	Certain Additional Waivers	121
4.05	Remedies	~~113~~121
4.06	Rights of Contribution	~~113~~121
4.07	Guarantee of Payment; Continuing Guarantee	~~113~~121
4.08	Keepwell	~~113~~121

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~114~~122

5.01	Closing Conditions	~~114~~122
5.02	Conditions to all Credit Extensions made after the Closing Date	126

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		~~118~~127

6.01	Existence, Qualification and Power	~~118~~127
6.02	Authorization; No Contravention	~~119~~127
6.03	Governmental Authorization; Other Consents	~~119~~127
6.04	Binding Effect	~~119~~127
6.05	Financial Statements; No Material Adverse Effect	~~119~~127
6.06	Litigation	~~120~~128
6.07	No Default	~~120~~128
6.08	Ownership of Property; Liens	~~120~~128
6.09	Environmental Compliance	~~120~~129
6.10	Insurance	~~121~~129
6.11	Taxes	~~121~~130
6.12	ERISA and Canadian Pension Plan Compliance	~~122~~130
6.13	Subsidiaries	~~123~~131
6.14	Margin Regulations; Investment Company Act	~~123~~131
6.15	Disclosure	~~123~~132
6.16	Compliance with Laws	~~124~~132
6.17	Intellectual Property; Licenses, Etc.	~~124~~132
6.18	Solvency	~~124~~132
6.19	Perfection of Security Interests in the Collateral	~~124~~133
6.20	Business Locations	~~124~~133
6.21	Labor Matters	~~125~~133
6.22	Government Sanctions	~~125~~133
6.23	PATRIOT Act and Canadian AML Acts	~~125~~133
6.24	Anti-Corruption Laws	~~125~~133
6.25	No Affected Financial Institution	~~125~~134
6.26	Covered Entities	~~125~~134

ARTICLE VII. AFFIRMATIVE COVENANTS		~~126~~134

7.01	Financial Statements	~~126~~134
7.02	Certificates; Other Information	~~127~~135
7.03	Notices	~~129~~137
7.04	Payment of Obligations	~~129~~138
7.05	Preservation of Existence, Etc.	~~129~~138
7.06	Maintenance of Properties	~~130~~138
7.07	Maintenance of Insurance	~~130~~139
7.08	Compliance with Laws	~~131~~139
7.09	Books and Records	~~131~~139
7.10	Inspection Rights	~~131~~139
7.11	Use of Proceeds	~~131~~140
7.12	Additional Subsidiaries	~~132~~140
7.13	ERISA Compliance and Canadian Pension Plan Compliance	~~133~~142
7.14	Pledged Assets	~~134~~142
7.15	Further Assurances	~~134~~143
7.16	Compliance with Environmental Laws	~~135~~143
7.17	Deposit Accounts	~~135~~143
7.18	Activities of the Parent Borrower	~~136~~144
7.19	Quarterly Lenders Calls	~~136~~144
7.20	Post-Closing Covenants	~~136~~145

ARTICLE VIII. NEGATIVE COVENANTS		~~136~~145

8.01	Liens	~~137~~145
8.02	Investments	~~139~~148
8.03	Indebtedness	~~141~~149
8.04	Fundamental Changes	~~143~~151
8.05	Dispositions	~~144~~152
8.06	Restricted Payments	~~144~~152
8.07	Change in Nature of Business	~~145~~154
8.08	Transactions with Affiliates and Insiders	~~145~~154
8.09	Burdensome Agreements	~~146~~154
8.10	Use of Proceeds	~~146~~155
8.11	Financial Covenants	~~147~~155
8.12	Prepayment of Other Indebtedness, Etc.	~~147~~156
8.13	Organization Documents; Series A-2 Preferred Equity Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity, Etc.	~~148~~156
8.14	Ownership of Subsidiaries	~~148~~157
8.15	Sale Leasebacks	~~148~~157
8.16	Sanctions	~~148~~157
8.17	Anti-Corruption Laws	~~149~~157
8.18	Controlled Substances	~~149~~157
8.19	Canadian Defined Benefit Pension Plans	~~149~~157

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		~~149~~158

9.01	Events of Default	~~149~~158
9.02	Remedies Upon Event of Default	~~152~~160
9.03	Application of Funds	~~152~~161
9.04	Equity Cure	~~154~~162

ARTICLE X. AGENTS		~~156~~164

10.01	Appointment and Duties	~~156~~164
10.02	Binding Effect	~~157~~166
10.03	Use of Discretion	~~158~~166
10.04	Delegation of Rights and Duties	~~159~~167
10.05	Reliance and Liability	~~159~~168
10.06	Administrative Agent Individually	~~160~~169
10.07	Lender Credit Decision	~~160~~170
10.08	Expenses; Indemnities; Withholding	~~161~~170
10.09	Resignation of Agents or L/C Issuer	~~162~~171
10.10	Release of Collateral or Guarantors	~~163~~172
10.11	Additional Secured Parties	~~163~~172
10.12	Additional Titles	~~164~~173
10.13	Credit Bid	~~164~~173
10.14	ERISA Matters	~~165~~175

ARTICLE XI. MISCELLANEOUS		~~166~~176

11.01	Amendments, Etc.	~~166~~176
11.02	Notices and Other Communications; Facsimile Copies	~~170~~179
11.03	No Waiver; Cumulative Remedies; Enforcement	~~172~~181
11.04	Expenses; Indemnity; and Damage Waiver	~~173~~182
11.05	Payments Set Aside	~~175~~184
11.06	Successors and Assigns	~~176~~185
11.07	Treatment of Certain Information; Confidentiality	~~183~~192
11.08	Set-off	~~184~~193
11.09	Interest Rate Limitation	~~185~~194
11.10	Counterparts; Integration; Effectiveness	~~185~~194
11.11	Survival of Representations and Warranties	~~185~~194
11.12	Severability	~~186~~195
11.13	Replacement of Lenders	~~186~~195
11.14	Governing Law; Jurisdiction; Etc.	~~187~~196
11.15	Waiver of Right to Trial by Jury	~~188~~197
11.16	Electronic Execution of Assignments and Certain Other Documents	~~188~~197
11.17	USA PATRIOT Act and Canadian AML Acts Notice	~~189~~198
11.18	No Advisory or Fiduciary Relationship	~~189~~198
11.19	Appointment of Parent Borrower	~~189~~198

v

11.20	Reserved	~~190~~199
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~190~~199
11.22	Acknowledgement Regarding Any Supported QFCs	~~190~~199
11.23	Judgment Currency	~~191~~200
11.24	Reserved	~~191~~200
11.25	Reserved	~~191~~200
11.26	Québec Security	~~191~~201
11.27	Joint and Several Liability of Borrowers	~~192~~201

SCHEDULES
1.01	Closing Date Joint Ventures
2.01	Commitments and Applicable Percentages; L/C Commitment; Swing Line Commitment
6.10	Insurance
6.11	Taxes
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Formation and Structure
7.20	Post- Closing Covenants
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Transactions with Affiliates and Insiders
11.02	Certain Addresses for Notices

EXHIBITS
A	Form of Loan Notice
B	Form of Revolving Note
C- 1	Form of Term Loan Note
C-2	Form of Incremental Term Note
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F	Form of Assignment and Assumption
G	Form of Secured Party Designation Notice
H (1- 4)	Forms of U.S. Tax Compliance Certificates
I	Form of Incremental Term Loan Lender Joinder Agreement
J	Form of Notice of Loan Prepayment
K	Form of Swing Line Loan Notice
L	Form of Swing Line Note
M	Form of L/C Request
N	Form of Solvency Certificate
O	Form of Pricing Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 27, 2021 among MONTROSE ENVIRONMENTAL GROUP, INC., a Delaware corporation (the “Parent Borrower”) MONTROSE ENVIRONMENTAL GROUP LTD., a company incorporated under the laws of the Province of British Columbia (the “Canadian Borrower”; and together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (defined herein), each financial institution from time to time party hereto (collectively, the “Lenders” and individually each a “Lender”), BMO HARRIS BANK ~~OF THE WEST~~, N.A., as successor in interest to Bank of the West (in its individual capacity, “Bank of the West”), as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) and a term loan upon and subject to the terms and conditions set forth in this Agreement for the uses of proceeds described in Section 7.11;

WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their property, including the Equity Interests of all Borrowers (other than Parent Borrower);

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01
Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 11.01.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of, or a line of business, division of or other business unit of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise; provided that the purchase of specific equipment of a Person for an aggregate purchase price of less than $2,000,000 that (i) constitutes all or any substantial portion of the property of, or a line of business, division or other business unit of, such Person, (ii) would otherwise constitute capital expenditures of the Parent Borrower and its Subsidiaries in accordance with GAAP and (iii) are not acquired in connection with the acquisition of the operations or business of such Person as a going concern, shall not be deemed to be an Acquisition hereunder.

“Additional Collateral Documents” means each fixed or floating charge, debenture, deed, mortgage, security document, filing, assignment or security instrument or other similar instrument or agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Loan Party or any of their Subsidiaries with or in favor of the Administrative Agent in order to grant Liens on the Equity Interests of and real, personal or mixed property of (i) any Loan Party or any of its Subsidiaries organized or incorporated in any jurisdiction other than the United States to secure the Obligations or (ii) of any Loan Party located in any jurisdiction other than the United States.

“Administrative Agent” means Bank of the West, in its capacity as administrative agent under any of the Loan Documents, and any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address or such other address as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the zero percent (0%), then Adjusted Term SOFR shall be deemed to be zero percent (0%).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aircraft” means the aircraft, engines and propellers together with the landing gear, avionics, systems, appliances, accessories, components, parts, furnishings and other equipment belonging to, installed in or attached or appurtenant to the foregoing and all loose, ground and safety equipment and spare parts relating to the foregoing.

“Agents” means the Administrative Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is $125,000,000.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 11.23.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, interest rate floor or otherwise, in each case, incurred or payable by the Parent Borrower generally to all lenders of such Indebtedness, calculated in a manner reasonably determined by the Administrative Agent; provided that “All- In Yield” shall exclude arrangement, structuring, commitment, underwriting or other similar fees (regardless of whether paid in whole or in part to any lenders).

“Alternative Currency” means Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  and any currency that is approved in accordance with Section 1.09(a).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means with respect to any Lender at any time (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect giving effect to any subsequent assignments,

(b) with respect to such Lender’s portion of the outstanding Term Loan, the percentage of the Term Loan represented by the outstanding principal amount of such Lender’s portion of the Term Loan at such time and (c) with respect to such Lender’s portion of the outstanding Incremental Term Loan at any time, the percentage of the outstanding principal amount of the Incremental Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread”, “~~Eurodollar~~SOFR/CDOR Spread”, “Commitment Fee Rate”, or “Letter of Credit Fee”, as the case may be, based upon the Consolidated Total Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent of the Parent Borrower’s consolidated financial information pursuant to Section 7.01, the “Applicable Rate” shall be the applicable rates per annum set forth below in Tier III:

Consolidated Total Leverage Ratio	~~Eurodollar~~SOFR/CDOR Spread	Base Rate Spread	Commitment Fee Rate	Letter of Credit Fee
Tier I ≥ _3.75 to 1.0	2.50%	1.50%	0.25%	2.50%
Tier II  3.75 to 1.0 but ≥ 3.25 to 1.0	2.25%	1.25%	0.225%	2.25%
Tier III  3.25 to 1.0 but ≥ 2.50 to 1.0	2.00%	1.00%	0.20%	2.00%
Tier IV  2.50 to 1.0 but ≥ 1.75 to 1.0	1.75%	0.75%	0.15%	1.75%
Tier V  1.75 to 1.0	1.50%	0.50%	0.15%	1.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Parent Borrower, based upon the Parent Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 7.01; (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the

Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 7.01, the Consolidated Total Leverage Ratio shall be deemed to be in Tier 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered; and (c) the “Base Rate Spread” and “~~Eurodollar~~SOFR/CDOR Spread”, as applicable, may be increased or decreased, from time to time, by the Sustainability Margin Adjustment.

If at any time the Administrative Agent reasonably determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of the West, Capital One and BofA, in their capacities as joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and, in the case of any Assignment and Assumption with respect to a Revolving Loan, Letter of Credit or Revolving Commitment, the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as indebtedness on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear as indebtedness on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” has the meaning provided in Section 7.01(a).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of all of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.08(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Administrative Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Administrative Agent to any customer and such rate is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate and (c) the sum of (x) the ~~Eurocurrency Rate~~Adjusted Term SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (giving effect to the minimum ~~Eurocurrency Rate~~Adjusted Term SOFR of 0.00% per annum), plus (y) one percent (1.00%) per annum, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Administrative Agent’s prime commercial lending rate, the Federal Funds Rate or ~~the Eurocurrency Rate~~Adjusted Term SOFR for an Interest Period of one (1) month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Parent Borrower and in Dollars.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR.

“Benchmark” shall mean, initially, the ~~Eurocurrency Rate~~Adjusted Term SOFR; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to the ~~Eurocurrency Rate~~Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) ~~or (b)~~ of Section 3.08.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)
[reserved];
(2)
[reserved]; and

~~(1) the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2) the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and~~

(3)
the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, ~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the Benchmark Replacement shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment as set forth in clause (1) of this definition (subject to the first proviso above). If~~if the Benchmark Replacement as determined pursuant to clause (~~1), (2) or (~~3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) [reserved]; and

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~a. the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and~~

~~b. the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

(2) for purposes of clause (3) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities~~;~~.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of look-back periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the

Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date ~~of the public~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein~~in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) [reserved]; or

(4) [reserved].

~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.08(b); or~~

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the Benchmark Replacement Date will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08.

“Biogas Growth” means starting in the calendar year 2022, the total biogas produced in the calendar year measured in million British Thermal Units (mmBTU) divided by the total biogas produced in the preceding calendar year measured in mmBTU multiplied by one hundred (100).

“Board” means the Board of Governors of the Federal Reserve System.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BofA” means BofA Securities, Inc.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity or non- regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type, and, in the case of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (b) (i) if such day relates to any interest rate settings as to a ~~Eurocurrency Rate~~SOFR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such ~~Eurocurrency Rate~~SOFR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such ~~Eurocurrency Rate~~SOFR Loan, means any such day that is also a ~~London Banking~~U.S. Government Securities Business Day, and (ii) if such day relates to ~~any interest rate settings as to a Eurocurrency Rate Loan denominated in Canadian Dollars~~a CDOR Loan, means any such day other than a day on which banking institutions in Toronto, Ontario or Vancouver, British Columbia are authorized by law to close and (c) with respect to any action taken under, or in relation to, the Additional Collateral Documents, a day (other than Saturday or Sunday) on which banks are open for general business in the appropriate collateral jurisdiction, respectively.

“Businesses” means, at any time, a collective reference to the businesses operated by the Parent Borrower and its Subsidiaries at such time.

“Canadian AML Acts” means applicable Canadian law regarding anti- money laundering, anti- terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Parts II. 1, XII.2 and s. 354 of the Criminal Code (Canada), and the Special Economic Measures Act (Canada).

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the ITA.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Canadian Dollars, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Dollar Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $10,000,000. The Canadian Dollar Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Guarantor organized under the laws of Canada or any province or territory thereof.

“Canadian Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of any Canadian Subsidiary owing to a Treasury Management Bank or a Swap Bank in respect of Secured Treasury Management Agreements or Secured Swap Agreements, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Canadian Obligations” of a Canadian Loan Party shall exclude any Excluded Swap Obligations with respect to such Canadian Loan Party.

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension standards legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Canadian Loan Party or any Subsidiary thereof, or in respect of which any Loan Party or any Subsidiary thereof has any obligations to contribute, or in respect which any Loan Party or any Subsidiary thereof has any liability, contingent or actual, and, for the avoidance of doubt, shall include any “multi- employer pension plan” as defined in Section 1(3) of the Pension Benefits Act (Ontario), whether or not subject to the Pension Benefits Act (Ontario).

“Canadian Security Agreement” means the Canadian Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Canadian Loan Parties and governed by the laws of the Province of Ontario.

“Canadian Subsidiary” means each Foreign Subsidiary organized under the laws of Canada or any province or territory thereof.

“Cannabis” means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin, except that “Cannabis” does not include: (a) the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination; (b) hemp, defined as the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis or (c) any other part or variation or derivative of such plant of which the use, consumption, distribution or sale is not in violation of applicable Law.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person, subject, for the avoidance of doubt, to the last sentence of Section 1.03(a).

“Capital One” means Capital One, National Association.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of L/C Issuer, the Swing Line Lender or the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swing Line Loans (as the context may require), cash or deposit account balances, backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable L/C Issuer and/or, if the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, shall agree in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), the Economic Aid to Hard-Hit Small Business, Nonprofits, and Venues Act (Pub. L. 116-260), and, in each case, all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States, Canada, any member of the European Union, Switzerland, the United Kingdom, or Australia or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, or such other applicable country is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar, Canadian Dollar, Euros, Pounds Sterling, Swiss Francs, Swedish Krona, or Australian Dollars denominated time deposits and certificates of deposit of (i) any Lender, (ii) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, Canada, any province or territory thereof, Australia, United Kingdom, Switzerland or any member of the European Union, any province or territory thereof of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P- 1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States, the United Kingdom, Switzerland, any member of the European Union, Australia or Canada in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), (f) in the case of any Foreign Subsidiary, investments denominated in a Local Currency, in each case which are of substantially the same type as the items specified in clauses (a) through (e) above, and (g) other short term liquid investments approved in writing by Administrative Agent. “Local Currency” means the applicable generally accepted currency or currencies of the jurisdiction where a Foreign Subsidiary is organized.

“CDOR Rate” means the average of the annual rates for bankers’ acceptances having the term that is specified for the applicable period that appears on the ~~“Refinitiv Screen~~ Canadian Dollar Offered Rate (CDOR) Page~~”~~ of Refinitiv Benchmark Services (UK) Limited (or such other page as may, from time to time, replace such page on that service for the purpose of displaying quotations for bankers’ acceptances accepted by leading Canadian financial institutions) ~~of Reuters Monitor Money Rates Service (or Affiliate thereof or any successor thereto) as at 10:00 a.m~~as at 10:15 a.m. (Toronto time) on such day, provided that if such rate does not appear on the ~~Reuters Screen CDOR page~~ Canadian Dollar Offered Rate (CDOR) Page of Refinitiv Benchmark Services (UK) Limited at such time on such date or for the specified term, the CDOR Rate for such date will be the annual rate of interest (rounded upward, if necessary, to the nearest basis point) as at ~~10:00 a.m~~10:15 a.m. (Toronto time) on such date on the basis of the discount amount at which Administrative Agent or its successor is then offering to purchase bankers’ acceptances accepted by it having a comparable aggregate face amount and comparable maturity date to the aggregate face amount and maturity date of the particular bankers’ acceptances. For greater certainty, the CDOR Rate shall not be less than zero.

“CDOR Loan” means a Loan that bears interest at a rate based on CDOR Rate.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law, or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) the Parent Borrower ceases to directly or indirectly own one hundred percent (100%) of the voting rights and economic interests (on a fully diluted basis) with respect to all ownership interests of the Subsidiaries existing on the Closing Date (other than (x) any such Subsidiary, all of the ownership interests of which have been sold or otherwise disposed of in accordance with this Agreement, or (y) the Closing Date Joint Ventures) at all times; or

(c) the occurrence of a “change in control”, “liquidity event” or comparable term under the Series A-2 Preferred Equity Documents, in each case, resulting in a mandatory redemption (but not conversion) of the Series A-2 Preferred Equity.

“Closing Date” means the date hereof.

“Closing Date Integration Project” means the integration of CTEH and its Subsidiaries into the Parent Borrower and its other Subsidiaries.

“Closing Date Joint Ventures” means the Subsidiaries of the Parent Borrower set forth on Schedule 1.01.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Canadian Security Agreement, the Additional Collateral Documents, any Deeds of Hypothec, and any other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.) as amended or otherwise modified, and any successor statute.

“Competitor” means any direct operating company competitor, supplier, or customer of the Borrowers or their respective subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, all capital expenditures determined in accordance with GAAP, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (y) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (z) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement, (ii) Permitted Acquisitions or other Investments expressly permitted under Section 8.02, and (iii) expenditures made as a tenant in leasehold improvements to the extent reimbursed by its landlord or any other unaffiliated third party.

“Consolidated Cash Taxes” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” means for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to:

(a) Consolidated Net Income for such period;

plus,

(b) without duplication, the following to the extent (except in the case of clauses (b)(viii)(B) and (b)(x)(C) below) deducted in calculating such Consolidated Net Income:

(i) Consolidated Interest Charges for such period;

(ii) net income tax expense (or net expense for franchise taxes in lieu of income taxes) of the Parent Borrower and its Subsidiaries for such period;

(iii) depreciation and amortization expense for such period;

(iv) fees, charges and expenses of advisors, legal counsels, lenders, agents or representatives of agents or lenders incurred on or prior to the Closing Date to the extent (A) (a) incurred in connection with the transactions contemplated hereby, or (b) incurred under the Existing Credit Agreement (and any proposed or actual amendments thereto or restatements thereof) or discharge of the indebtedness incurred thereunder and (B) not capitalized (it being agreed that if capitalized, the same are covered by clause (b)(iii) above);

(v) integration and transition expenses (including, without limitation, legal or consulting expenses) incurred in connection with the Closing Date Integration Project and any Permitted Acquisitions or other investment permitted under the Loan Documents in an aggregate amount not to exceed $2,000,000 during such measurement period;

(vi) fees, charges and expenses (including, without limitation, of advisors, legal counsels, agents or representatives of the Administrative Agent, the Lenders, Series A-2 Preferred Equity Holders, and the Borrowers) (A) incurred in connection with this Agreement, the other Loan Documents and the other transactions contemplated hereby or thereby and consummated on the date hereof (a) incurred or paid on the date hereof in such amounts and to such parties as are identified on the funding memorandum delivered to the Administrative Agent on or prior to the date hereof or (b) incurred or paid within one hundred eighty (180) days on, before or following the date hereof, solely with respect to this clause (b), in an aggregate amount not to exceed $2,000,000 or (B) pursuant to or in connection with any amendment, consent, waiver or modification to the Loan Documents or the administration thereof;

(vii) all non-cash charges or losses for such period, including non-cash stock based compensation expense for such period (other than (A) charges relating to inventory or accounts receivable and (B) any such non-cash charges or losses to the extent representing accruals of or reserves for cash expenses in any future period or an amortization of a prepaid cash expense);

(viii) (A) charges and expenses reimbursed to the Parent Borrower and its Subsidiaries by insurance or indemnity payments by third parties for such period and, in the case of this clause (A), such additional charges and expenses for such period that, in the good faith judgment of the Parent Borrower, are reasonably expected to be so reimbursed to the Parent Borrower and its Subsidiaries within one (1) year after the incurrence of such charge or expense (and if not so reimbursed within one (1) year, such unreimbursed amounts shall be deducted from Consolidated EBITDA during the next period), and (B) proceeds of business interruption insurance received in such period in an amount representing the earnings for such period that such proceeds are intended to replace (to the extent not reflected in Consolidated Net Income);

(ix) reasonable costs and expenses incurred in connection with Permitted Acquisitions whether consummated or unconsummated during such period to the extent such costs and expenses are not capitalized (it being agreed that if capitalized, the same are covered by clause (b)(iii) above);

(x) (A) other non-recurring or extraordinary losses, charges and expenses for such period, (B) losses from start-up labs or de novo locations, businesses or services, so long as such loss was incurred within twelve (12) months of the openings of such start-up labs or de novo locations, or the initial investment in such de novo business or service offering, as applicable, and (C) the amount of “run-rate” cost savings and synergies (the “Cost Savings”) reasonably projected by the Parent Borrower in good faith to result from actions taken prior to the last day of the applicable measurement period, or expected to be taken following such period (which cost savings or synergies shall be subject only to certification by a senior officer and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that such senior officer shall have certified to the Administrative Agent that (x) such cost savings or synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, and (y) such actions have been taken or are to be taken within twelve (12) months from the last day of such measurement period; provided that no cost savings or operating expense reductions shall be added pursuant to this clause (b)(x)(C) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated EBITDA, whether through an adjustment on a Pro Forma Basis or otherwise, for such period;

(xi) (A) fees, charges and expenses of advisors, legal counsels, lenders, agents or representatives incurred on or before December 31, 2020, in respect of any credit facilities incurred or discharged on or around April 13, 2020, to the extent not capitalized (it being agreed that if capitalized, the same are covered by clause (b)(iii) above), (B) reasonable fees and expenses of professional advisors, investment bankers and legal counsel, bonuses incurred, and filing and other fees payable to, or in connection with filings made with, the SEC, in each case, in connection with the initial public offering and the secondary offering, each of which were consummated during fiscal year ending December 31, 2020, in an amount not to exceed, with respect to this clause (B), $8,000,000 in the aggregate, (C) any “make-whole premium” paid in connection with a redemption of the Series A-1 Preferred Equity, to the extent not capitalized (it being agreed that if capitalized, the same are covered by clause (b)(iii) above), and (D) fees, charges and expenses incurred in connection with the consummation of the acquisition of CTEH and other acquisitions consummated prior to the closing date which constitute “Permitted Acquisitions” under the Existing Credit Agreement, to the extent not capitalized (it being agreed that if capitalized, the same are covered by clause (b)(iii) above);

provided, that the aggregate amount added back to Consolidated EBITDA pursuant to clause (b)(x)(A)-(b)(x)(C) shall not exceed the greater of (x) $10.0 million and (y) seventeen and one half percent (17.50%) of Consolidated EBITDA for any such period in the aggregate (calculated prior to giving effect to such addbacks).

minus

(c) to the extent included in calculating Consolidated Net Income,

(i) the amount of cash expended in such period in respect of any amount that, under clause (b)(vii) above, was taken into account in determining Consolidated EBITDA for such or any prior period, all as determined in accordance with GAAP;

(ii) all non-cash gains for such period;

(iii) all extraordinary gains for such period;

(iv) all non-recurring gains; and

(v) without limitation of clauses (iii) and (iv) above, all other gains included in Consolidated Net Income not generated directly from the operations of the permitted lines of business of the Parent Borrower and its Subsidiaries;

and provided, that (x) Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets outside the ordinary course of business; and (y) for purposes of calculating Consolidated EBITDA for any period that the Parent Borrower has consummated a Permitted Acquisition or a material disposition with a fair market value in excess of $500,000, Consolidated EBITDA for such period shall be calculated after giving effect on a Pro Forma Basis thereto;

and provided further, that, notwithstanding anything to the contrary contained herein, Consolidated EBITDA of Parent Borrower and its Subsidiaries for each of the fiscal quarters set forth shall be deemed to be the amount set forth below such fiscal quarter as set forth below:

Fiscal Quarter	Consolidated EBITDA
March 31, 2020	$16,095,000
June 30, 2020	$13,855,000
September 30, 2020	$16,843,000
December 31, 2020	$18,240,000

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated EBITDA minus (ii) the sum of (A) net Consolidated Cash Taxes constituting income taxes (or expense for franchise taxes in lieu of income taxes) paid or payable, and (B) Consolidated Unfinanced Capital Expenditures made, in each case, for the period of the four (4) fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four (4) fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of, without duplication, (a) the cash portion of Consolidated Interest Charges (but excluding any amendment, waiver or consent fees or any other amortized financing expenses, any charges related to Indebtedness repaid on the Closing Date, and any charges related to the Series A-2 Preferred Equity) for such period plus (b) Consolidated Scheduled Funded Indebtedness Payments (excluding all Consolidated Scheduled Funded Indebtedness Payments on Indebtedness repaid on the Closing Date) paid or required to be paid for such period, plus (c) all cash payments made with respect to any Restricted Payment Notes pursuant to Section 8.06(l) (excluding, with respect to any Restricted Payment Note issued in partial or full satisfaction of an outstanding Earn-Out Obligation, cash payments of principal with respect to such Restricted Payment Note), (d) [reserved], plus (e) all cash coupon payments with respect to the Series A-2 Preferred Equity made pursuant to Section 8.06(g); provided that the cash portion of Consolidated Interest Charges shall be measured on a rolling four-quarter basis.

“Consolidated Funded Indebtedness” means the Funded Indebtedness (excluding amounts paid in connection with the financing of insurance premiums) of the Parent Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP but excluding, to the extent otherwise included as an interest expense transaction costs related to the closing of this Agreement, including up-front fees and expenses, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period plus (d) all dividends, interest, premium payments, fees, charges and related expenses in connection with the Series A-2 Preferred Equity to the extent treated as interest in accordance with GAAP but excluding, to the extent otherwise included as an interest expense, transaction costs related to the closing of the Series A-2 Preferred Equity Documents, including “up-front”-like fees and expenses.

“Consolidated Net Income” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the net income of the Parent Borrower and its Subsidiaries for that period, as determined in accordance with GAAP; provided that Consolidated Net Income shall exclude any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent Borrower or a Subsidiary as a dividend or other distribution.

“Consolidated Scheduled Funded Indebtedness Payments” means for any period for the Parent Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases, (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, and (d) shall not include any scheduled payment of principal with respect to Earn Out Obligations.

“Consolidated Total Assets” means the consolidated total assets of the Parent Borrower and its Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 7.01 hereunder.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended; provided, that for the calculation of Consolidated Total Leverage Ratio as of any date of determination, the Parent Borrower may subtract Qualified Cash held in accounts (x) provided by the Administrative Agent or (y) provided by a Lender and, after the lapse of the period set forth in Section 7.20, subject to Control Agreements in favor of the Administrative Agent.

“Consolidated Unfinanced Capital Expenditures” means, for any period, Consolidated Capital Expenditures less all expenditures made with the proceeds of any Indebtedness or equity issuance or contribution.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable Uniform Commercial Code or the applicable STA) over such account to the Administrative Agent (and, if applicable, such holder or representative).

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.22.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CTEH” means The Center for Toxicology and Environmental Health, L.L.C., an Arkansas limited liability company, and a wholly-owned Subsidiary of Parent Borrower.

“Curative Preferred Equity” means “Curative Preferred Equity” (as defined in the Series A-2 Purchase Agreement as in effect on the date hereof), so long as the same does not constitute Disqualified Stock.

“D&I Program” means the training program developed for employees of the Parent Borrower to address cultural sensitivity, unconscious bias and sexual harassment with the objective to enhance diversity and inclusion within the Parent Borrower and its Subsidiaries.

“D&I Program Beneficiaries” means, with respect to each calendar year, the percentage of employees that have participated in a D&I Program, measured as the percentage of personnel who are employed full-time (i.e., a minimum of 30 hours per week) as of June 30 of such calendar year.

“D&I Program Margin Adjustment Amount” means, with respect to calendar year 2021, (a) negative 2.5 basis points if a D&I Program has been established and documented or (b) positive 2.5 basis points if such D&I Program has not been developed, or if a copy of such D&I Program has not been delivered to the Administrative Agent. Whereas, with respect to any subsequent calendar year, it means (a) positive 2.5 basis points if the D&I Program Beneficiaries for such calendar year as set forth in the Sustainability Report is less than 85% for such calendar year, (b) zero basis points if the D&I Program Beneficiaries for such calendar year as set forth in the Sustainability Report is more than or equal to 85% for such calendar year but less than the 95% for such calendar year and (c) negative 2.5 basis points if the D&I Program Beneficiaries for such calendar year as set forth in the Sustainability Report is more than or equal to 95% for such calendar year.

~~“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining Daily Simple SOFR for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Deeds of Hypothec” means all of the deeds of hypothec creating a hypothec in favor of the Administrative Agent, as hypothecary representative for the benefit of the Lenders, pursuant to the laws of the Province of Quebec on the assets of any Loan Party existing under the laws of the Province of Quebec, having its domicile (within the meaning of the Civil Code of Quebec) in the Province of Quebec or having a place of business or tangible property situated in the Province of Quebec, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a ~~Eurocurrency Rate~~SOFR Loan or a CDOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent, the Parent Borrower and with respect to the Revolving Loans, the Administrative Agent, in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Lender” has the meaning specified in Section 2.16.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person) of any property by any Person (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary; (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary (provided, that (i) if the transferor of such property is a Loan Party (A) the transferee thereof is an Unlimited Loan Party, (B) the transferee thereof is a Subsidiary that is not an Unlimited Loan Party (provided, that, all such sales, leases, licenses, transfers or other dispositions of property made pursuant to this clause (c)(i)(B) shall not exceed $500,000 in the aggregate in any fiscal year of the Parent Borrower) or (C) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02 and (ii) if the transferor of such property is a Canadian Loan Party (A) the transferee thereof must be a Canadian Loan Party or an Unlimited Loan Party, or (B) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02); (d) any Involuntary Disposition; (e) the sale or disposition of Cash Equivalents for fair market value; (f) transfers which constitute Permitted Liens; (g) the forgiveness of notes taken pursuant to Sections 8.02(i) and (o); (h) dispositions of overdue accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; (i) the abandonment of IP Rights that are no longer used or useful to the conduct of the business of the Parent Borrower and its Subsidiaries as determined by the applicable Loan Party in its reasonable judgment and that are disposed of in the ordinary course of business; (j) non-exclusive outbound licenses or sublicenses of IP Rights granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Parent Borrower and its Subsidiaries, taken as a whole; (k) leases or subleases (or licenses or sublicenses) of property (other than IP Rights) entered into in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Parent Borrower and its Subsidiaries, taken as a whole; (l) abandonment of leasehold interests in the ordinary course of business; (m) the granting, existence or creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 8.01; (n) to the extent constituting Dispositions, Investments permitted under Section 8.02, fundamental changes permitted under Section 8.04 and Restricted Payments permitted under Section 8.06. in each case, except by reference to Section 8.05 or this definition; (o) any issuance by the Parent Borrower of any of its Equity Interests or the issuance of any Equity Interests of any Subsidiary to the Parent Borrower or another Subsidiary; (p) the unwinding of any Swap Contract permitted hereunder in accordance with its terms; (q) a Sale and Leaseback Transaction with respect to the property located at 5120 Northshore Drive, North Little Rock, Arkansas 72118; and (r) the temporary relocation of assets outside the U.S. or Canada, in the ordinary course of business, with an aggregate value of not greater than $20,000,000.

“Disqualified Institution” means (i) any Person that is designated by the Borrowers, by written notice delivered to the Arrangers on or prior to the Closing Date and posted on the Platform, to the extent reasonably acceptable to the Administrative Agent as a (x) Disqualified Institution or (y) any Competitor, and mutually agreed upon by the Arrangers and the Parent Borrower or (ii) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an affiliate of any Person referred to in clauses (i)(x) or (i)(y) above; provided that Disqualified Institutions shall (A) exclude any person that the Borrowers have designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time, (B) exclude any Bona Fide Lending Affiliate, unless such Bona Fide Lending Affiliate is identified under clause (i)(x) above, and (C) subject to the exclusions in clauses (A) and (B) above, include any Competitor added by written supplement to the list of Competitors that are Disqualified Institutions delivered by the Borrowers after the date hereof to the Administrative Agent and posted on the Platform. Such supplement referred to in clause (C) in the preceding sentence shall become effective two (2) Business Days after receipt thereof by the Administrative Agent, and shall not apply retroactively to disqualify the transfer of an interest in the Loans or Commitments that was effective prior to the effective date of such supplement.

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable or subject to a mandatory repurchase requirement at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is one hundred eighty (180) days after the Maturity Date in effect at the time of issuance of the respective Disqualified Stock.

“DQ List” as defined in Section 11.06(g)(ii).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars or other Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars or such other Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

~~“Early Opt-in Election” shall mean the occurrence of both:~~

~~(1) a notification by the Administrative Agent to (or the request by the Parent Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Parent Borrower to trigger a fallback from Eurocurrency Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Parent Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non- competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Parent Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e- mail or E- Fax, or otherwise to or from an E- System.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Parent Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)) or for purposes of an assignment permitted pursuant to Section 10.09, any acquisition vehicle formed pursuant to Section 10.09 in connection with any credit bid.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, Series A-2 Preferred Equity shall constitute Equity Interests of the Parent Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 2.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 2.17(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 2.17(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 2.17(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 2.17(d).

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission, an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Administrative Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurocurrency Base Rate” means:~~

~~(a) for any Interest Period, with respect to any Eurocurrency Rate Loan:~~

~~(i) denominated in Dollars or an Alternative Currency (other than Canadian Dollars), the offered rate per annum for deposits of Dollars or such Alternative Currency for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or the applicable successor page) as of 11:00 A.M. (London, England time) two (2) Business Days (or, in the case of Eurocurrency Rate Loans denominated in Pounds Sterling, on the first day of such Interest Period) prior to the first day in such Interest Period (“LIBOR”), or if no such offered rate exists, the rate of interest per annum, as determined by Administrative Agent at which deposits of Dollars or such Alternative Currency in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination;~~

~~(ii) denominated in Canadian Dollars, the rate per annum equal to the CDOR Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, that appears on the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” of Reuters Monitor Money Rates Service (or such other commercially available source~~

~~providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m., Toronto, Ontario time, on the Rate Determination Date with a term equivalent to such Interest Period;~~

~~(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that date;~~

~~provided, that, if the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed to be zero with respect to all Eurocurrency Rate Loans. Unless otherwise expressly specified herein, the Eurocurrency Base Rate shall be calculated in Dollars.~~

~~“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.~~

~~“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars, in Canadian Dollars, in Euros, in Pounds Sterling, in Australian Dollars or in an Alternative Currency. All Loans denominated in Canadian Dollars must be Eurocurrency Rate Loans. All Loans made to the Canadian Borrower must be Eurocurrency Rate Loans denominated in Canadian Dollars. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.~~

~~“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurocurrency Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.~~

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Accounts” has the meaning given to it in the Security Agreement and the Canadian Security Agreement, as applicable.

“Excluded Equity Collateral” has the meaning given to it in the Security Agreement and the Canadian Security Agreement, as applicable.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12(b), (a) any owned real property, (b) any leased real property, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (d) the Aircraft owned by a Loan Party on the Closing Date and any other airplanes, vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement or the equivalent under other applicable law) and (e) all other property excluded from Collateral in the Collateral Documents.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable Laws or contract with an unaffiliated third party as of the date of this Agreement or as of the date on which such Person becomes a Subsidiary (so long as such contractual restriction is not created in contemplation of, or in connection with, such Person becoming a Subsidiary) from providing a Guarantee of the Guaranteed Obligations, or which would require governmental (including regulatory) or third-party consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received (and in any event only for so long as such restriction exists) or for which the provision of such Guarantee would result in material adverse tax consequences to the Parent Borrower and its Subsidiaries (as reasonably determined by the Parent Borrower in good faith), (b) any Subsidiary acquired pursuant to an acquisition that is at the time of such acquisition an obligor with respect to secured Indebtedness that is being assumed in connection with (and is not incurred in contemplation of) such acquisition and that is permitted to be incurred hereunder and any Subsidiary thereof, in each case, to the extent and for so long as such secured indebtedness prohibits such subsidiary from providing a Guarantee of the Guaranteed Obligations, (c) any Subsidiary organized in (x) China or (y) any other jurisdiction other than a Specified Guarantee Jurisdiction, (d) Immaterial Subsidiaries and (e) any other Subsidiary with respect to which the Administrative Agent and the Parent Borrower reasonably determine that the cost and/or burden of such Subsidiary providing a Guarantee of the Guaranteed Obligations is excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, (i) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 11.13) or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office or (ii) any Canadian federal withholding Taxes that are imposed on amounts paid or credited (or deemed to be paid or credited) to or for the account of the applicable Recipient as a result of such Recipient (A) not dealing at arm’s length (within the meaning of the ITA) with any Loan Party, or (B) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of any Loan Party or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except that neither the Administrative Agent nor any Lender (as the case may be) shall be considered to be dealing at non-arm’s length or be a specified shareholder or a Person not at arm’s length with a specified shareholder, solely as a result of such Person having received or perfected a security interest under or enforced this Agreement or any other Loan Document, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any withholding Taxes imposed pursuant to FATCA.

“Exigent Circumstances” means (i) an event or circumstance that materially and imminently threatens the ability of any Agent or any Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraud, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), material breach of the covenant set forth in Sections 8.06, Section 8.08 and Section 8.12, the occurrence of a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties and the Subsidiaries taken as a whole, (ii) an exercise by another creditor of enforcement rights or remedies with respect to all or a material portion of the Collateral, or (iii) an event or circumstance that any Agent reasonably believes renders necessary or appropriate action or exercise or remedies to prevent or mitigate the destruction of, physical harm to, impairment of or decrease in value of a material portion of the Collateral or the rights and interests of the Secured Parties (including without limitation any loss of priority of the Liens securing the Obligations).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 13, 2020, among the Parent Borrower, the Canadian Borrower, the guarantors party thereto, the lenders party thereto, Capital One, as the administrative agent, and the other parties thereto, as amended from time to time prior to the date hereof.

“Existing Seller Indebtedness” means the unsecured Indebtedness of the Parent Borrower and its Subsidiaries identified on Schedule 8.03 attached hereto.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Facility Office” means the office designated by the applicable Lender through which such Lender will perform its obligations under this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any treaties or intergovernmental agreements implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of the date hereof, between the Parent Borrower and the Administrative Agent.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~Eurocurrency~~Adjusted Term SOFR or CDOR Rate, as applicable; provided that the Floor shall not be less than zero percent.

“Foreign Collateral Document Trigger Event” has the meaning set forth in Section 7.14(c).

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds (but excluding any undrawn surety, performance or similar bonds incurred in the ordinary course of business), debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial, but excluding any letters of credit which are cash collateralized or undrawn), bankers’ acceptances, bank guaranties, surety bonds (but excluding any undrawn performance bonds incurred in the ordinary course of business) and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, seller notes and any Earn Out Obligations recognized as a liability on the balance sheet of the Parent Borrower and its Subsidiaries in accordance with GAAP;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, but excluding any Series A-2 Preferred Equity (and any accrued interest, fees, expenses or premiums in respect of such Series A-2 Preferred Equity);

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint-venturer, except to the extent that such Funded Indebtedness is expressly made non- recourse to such Person.

For purposes hereof, (i) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments shall be the maximum amount available to be drawn thereunder; and (ii) “Funded Indebtedness” shall exclude any cash management services, intercompany debt, deferred compensation, undrawn letters of credit, reimbursement obligations under performance, surety or other similar bonds, Series A-2 Preferred Equity (including any accrued dividends, fees, expenses or premiums with respect thereto), or any Indebtedness resulting from a Sale and Leaseback Transaction with respect to the property located at 5120 Northshore Drive, North Little Rock, Arkansas 72118 pursuant to FASB ASC 840-40-25.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Government Contract Joint Venture” means any non-wholly owned Subsidiary formed to hold a specific government contract; provided that (a) no Government Contract Joint Venture shall be permitted to receive Loan proceeds directly or indirectly, (b) the Government Contract Joint Ventures do not represent more than five percent (5%) of the Parent Borrower’s and all of its direct and indirect Subsidiaries’ consolidated assets (which, for the avoidance of doubt, shall exclude contracts) as of the last day of the most recently ended fiscal quarter for which the Compliance Certificate has been delivered to Administrative Agent pursuant to Section 7.02(a) on an aggregate basis, (c) any Investment by Parent Borrower in any Government Contract Joint Venture shall be subject to subject to Section 8.02 hereof, (d) each Government Contract Joint Venture shall be deemed to be a “Loan Party” for purposes of Sections 6.16, 6.22, 6.24 and all related covenants, representations, and warranties set forth in this Agreement, (e) that portion of any revenue received by any Government Contract Joint Venture required to be paid to another Subsidiary of Parent Borrower shall be paid over to such other Subsidiary in accordance with the invoiced terms between the Government Contract Joint Venture and such other Subsidiary and (f) notwithstanding anything to the contrary in the definition of Subsidiary, for purposes of determining whether a Person is a non-wholly owned Subsidiary under this definition, a Subsidiary shall be deemed to include a Person which is a corporation, partnership, joint venture, limited liability company or other business entity of which 50% of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guarantors” means, (a) each Subsidiary of the Parent Borrower identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.12(b), (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Parent Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the guaranty in respect of the Obligations made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants of any nature, including petroleum or petroleum distillates, asbestos or asbestos- containing materials, polychlorinated biphenyls, radon gas, or infectious or medical wastes which are listed or regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that as of the last day the period of the four (4) fiscal quarters most recently ended for which the Parent Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), did not have annual gross revenue (excluding the portion of revenue that is invoiced to the Immaterial Subsidiary constituting a Government Contract Joint Venture) in excess of (i) five percent (5%) of consolidated revenue of the Parent Borrower and its Subsidiaries on an annual basis with respect to any individual Subsidiary or (ii) ten percent (10%) of consolidated revenue of the Parent Borrower and its Subsidiaries on an annual basis in the aggregate for all such Subsidiaries; provided that (x) the gross revenue of all Subsidiaries (excluding the portion of revenue that is invoiced to the Immaterial Subsidiary constituting a Government Contract Joint Venture by a Loan Party) that fall within the definition of Excluded Equity Collateral shall be included in the foregoing gross revenue tests; and (y) if any Subsidiary that would otherwise constitute an “Immaterial Subsidiary” receives a direct extension of credit under this Agreement, such Subsidiary shall cease to be an Immaterial Subsidiary.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Cap” has the meaning specified in Section 2.02(f).

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Commitment” means, as to each Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make the Incremental Term Loan hereunder pursuant to the Incremental Term Loan Lender Joinder Agreement; provided that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the Outstanding Amount of the Incremental Term Loan.

“Incremental Term Loan Lender” means each of the Persons identified as an “Incremental Term Loan Lender” in the Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit I, executed and delivered in accordance with the provisions of Section 2.02(f).

“Incremental Term Loan Maturity Date” shall be as set forth in the Incremental Term Loan Lender Joinder Agreement.

“Incremental Term Note” has the meaning specified in Section 2.11(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non- recourse to such Person or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding- up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law or the Debtor Relief Laws of any other jurisdiction, including the Bankruptcy Code of the United States.

“Interest Payment Date” means (a) as to any ~~Eurocurrency Rate~~SOFR Loan or any CDOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date or the Incremental Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for ~~a Eurocurrency Rate~~such Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date or the Incremental Term Loan Maturity Date, as applicable.

“Interest Period” means~~,~~ (a) as to each ~~Eurocurrency Rate~~SOFR Loan, the period commencing on the date such ~~Eurocurrency Rate~~SOFR Loan is disbursed or converted to or continued as a ~~Eurocurrency Rate~~SOFR Loan and ending on the date one (1), ~~two (2),~~ three (3) or six (6) months ~~(other than Eurocurrency Rate Loans determined by reference to the CDOR Rate, which shall not exceed~~thereafter; and (b) as to each CDOR Loan, the period commencing on the date such CDOR Loan is disbursed or continued as a CDOR Loan and ending on the date one (1) or three (3) months~~)~~  thereafter ~~(~~, in each case, subject to availability for the interest rate applicable to the relevant currency~~)~~, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless ~~in the case of a Eurocurrency Rate Loan,~~ such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period ~~pertaining to a Eurocurrency Rate Loan~~ that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan or Term Loan shall extend beyond the Maturity Date; ~~and~~

(d) no Interest Period with respect to the Incremental Term Loan shall extend beyond the Incremental Term Loan Maturity Date~~.~~ ; and

(e) no tenor that has been removed from this definition pursuant to Section 3.08 shall be available for specification in such Borrowing Notice or interest election request.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, Master Agreement for Documentary Letters of Credit, Master Agreement for Standby Letters of Credit, and any other document, agreement and instrument entered into by the L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“ITA” means the Income Tax Act (Canada).

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary or a Canadian Subsidiary in accordance with the provisions of Section 7.12(b).

“Judgment Currency” has the meaning specified in Section 11.23.

“KPI Metrics” means, collectively, the D&I Program Beneficiaries, and the Media Treated Growth, each a “KPI Metric”.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Test Date” has the meaning specified in Section 1.07.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of the West, or any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, that agrees to issue Letters of Credit hereunder and is reasonably acceptable to Administrative Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Obligations” means all outstanding obligations incurred by Administrative Agent and Lenders at the request of the Parent Borrower or its Subsidiaries, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.03 with respect to any Letter of Credit. The amount of such L/C Obligations shall equal the maximum amount that may be payable by Administrative Agent and Lenders thereupon or pursuant thereto.

“L/C Reimbursement Agreement” as defined in Section 2.03(a)(iii).

“L/C Reimbursement Date” as defined in Section 2.03(e).

“L/C Reimbursement Obligations” means, for any Letter of Credit, the obligation of the Parent Borrower to the L/C Issuer thereof or to Administrative Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” as defined in Section 2.03(b).

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and permitted assigns, each Person that executes a lender joinder agreement or commitment agreement in accordance with Section 2.02(f) and each Incremental Term Loan Lender and, as the context requires, includes the Swing Line Lender. The term “Lender” shall include any Designated Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower, the Administrative Agent and with respect to any Revolving Lender, the Administrative Agent.

“Letter of Credit” means any standby letters of credit Issued for the account of the Parent Borrower by L/C Issuers. Letters of Credit shall be issued in Dollars, Canadian Dollars~~, Australian Dollars, Euro, Pounds Sterling~~  or other Alternative Currency.

“Letter of Credit Expiration Date” means the day that is seven (7) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.09(b).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $20,000,000; provided that Letters of Credit issued in currencies other than Dollars shall (i) not exceed $10,000,000; and (ii) be subject to foreign exchange rates determined by the L/C Issuer and the Administrative Agent in their respective reasonable discretion. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

~~“LIBOR” has the meaning specified in the definition of “Eurocurrency Base Rate”.~~

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means a Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third party financing that is consummated on or prior to the date that is one hundred twenty (120) days after the date the definitive agreement for such Permitted Acquisition is executed.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, Term Loan or Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Fee Letter, each Incremental Term Loan Lender Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Collateral Documents, any Guaranty, and any other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding Secured Swap Agreements and Secured Treasury Management Agreements).

“Loan Modification Offer” has the meaning specified in Section 11.01.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

~~“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.~~

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Master Agreement for Documentary Letters of Credit” means that certain Master Agreement for Documentary Letters of Credit, entered into between the Parent Borrower on behalf of all Loan Parties and Bank of the West, as an L/C Issuer.

“Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit, entered into between the Parent Borrower on behalf of all Loan Parties and Bank of the West, as an L/C Issuer.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect (i) on the business, results of operations, properties or financial condition of Borrowers and their Subsidiaries, taken as a whole, (ii) on the enforceability of any material provision of any of the Loan Documents or (iii) on the validity or priority of the Administrative Agent’s Liens on any material portion of the Collateral; (b) impairs in any material respect the ability of the Loan Parties as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of the Administrative Agent or the Lenders to enforce or collect the Obligations or to realize upon the Collateral.

“Maturity Date” means April 27, 2026; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Media Treated Growth” means for 2021 the Water Growth multiplied by 0.50 plus the Methane Leaks Detected Growth multiplied by 0.50, whereas for any subsequent calendar year, it means the Water Growth multiplied by 0.35 plus the Methane Leaks Detected Growth multiplied by 0.35 plus the Biogas Growth multiplied by 0.30.

“Media Treated Margin Adjustment Amount” means (a) positive 2.5 basis points if the Media Treated Growth for such calendar year as set forth in the Sustainability Report is less than 91 for such calendar year, (b) zero basis points if the Media Treated Growth for such calendar year as set forth in the Sustainability Report is more than or equal to 91 for such calendar year but less than 107 for such calendar year, (c) negative 2.5 basis points if the Media Treated Growth for such calendar year as set forth in the Sustainability Report is more than or equal to 107 for such calendar year.

“Methane Leaks Detected Growth” means with respect to any calendar year, each daily full time equivalent on-site at a client facility performing leak detection and repair surveys, which shall include both EPA Method 21 as well as alternative work practice optical gas imaging work, multiplied by one hundred (100).

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred five percent (105%) of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiple Employer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions. “Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) the amount of any reserves taken in accordance with GAAP with respect to such event (provided, that if such reserves are released, such released amounts shall constitute Net Cash Proceeds at such time) and (d) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall (x) include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non- cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition and (y) exclude any business interruption proceeds.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or the affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note, the Term Loan Notes and/or the Incremental Term Notes, individually or collectively, as appropriate.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be in substantially the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, including but not limited to Erroneous Payment Subrogation Rights, and (b) all obligations of Parent Borrower or any of its Subsidiaries owing to a Treasury Management Bank or a Swap Bank in respect of Secured Treasury Management Agreements or Secured Swap Agreements, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Parent Borrower of unreimbursed amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 11.17.

“Payment Recipient” has the meaning assigned to it in Section 2.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan and excluding a Multiple Employer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisitions” means Investments (whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any person or of a majority of the outstanding capital stock of any person (but in any event including any investment in (x) any subsidiary which serves to increase Parent Borrower’s, any other Borrowers’ or any subsidiary’s respective equity ownership in such subsidiary or (y) any joint venture for the purpose of increasing Parent Borrower’s, any other Borrowers’ or the relevant subsidiary’s ownership interest in such joint venture) consisting of an Acquisition by the Parent Borrower or any Subsidiary, provided that, (a) subject, in the case of a Limited Condition Acquisition, to Section 1.07, no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Parent Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors, shareholders (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Administrative Agent shall have received, within 30 days (or such later date as the Administrative Agent may agree in its reasonable discretion) from the date of the consummation of such Acquisition, all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (e) solely with respect to such Acquisition in which the aggregate consideration exceeds $15,000,000 (including cash and non-cash consideration, any assumption of Indebtedness, incurrence of Seller Subordinated Indebtedness, deferred purchase price and any Earn Out Obligations, but excluding consideration paid in the form of Equity Interests of the Parent Borrower), the Parent Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Consolidated Total Leverage Ratio does not exceed 0:50:1:00 less than the required level for such period (taking into account the step-up associated with the Adjusted Covenant Period) pursuant to Section 8.11(a) for the most recently completed four fiscal quarter period for which the Parent Borrower has delivered financial statements pursuant to Section 7.01 (a) or (b); provided that, in connection with a Limited Condition Acquisition, at the election of the Parent Borrower, this condition shall solely be tested at the time of the execution and delivery of the definitive acquisition agreements related to such Permitted Acquisition, (f) solely with respect to such Acquisition in which the aggregate consideration exceeds $15,000,000 (including cash and non-cash consideration, any assumption of Indebtedness, incurrence of Seller Subordinated Indebtedness, deferred purchase price and any Earn Out Obligations, but excluding consideration paid in the form of Equity Interests of the Parent Borrower), at least five (5) days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the consummation of such Acquisition, the Parent Borrower shall have delivered to the Administrative Agent a quality of earnings report for the target of such Acquisition (to the extent such target has EBITDA greater than $2,500,000 for the most recent twelve month period for which financial statements are available), (g) to the extent the Earn Out Obligations in respect of such Acquisition may exceed $15,000,000 in the aggregate, such Earn Out Obligations arising out of such Acquisition shall be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent and (h) solely with respect to Acquisitions in which the primary assets acquired thereby shall not become Collateral (or the primary Persons acquired thereby shall not become U.S. Loan Parties), the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, incurrence of Seller Subordinated Indebtedness, deferred purchase price and any Earn Out Obligations, but excluding consideration paid in the form of Equity Interests of the Parent Borrower) paid by the Parent Borrower or any such Subsidiary, as applicable, for any such Acquisition shall not exceed $15,000,000.

“Permitted Amendments” has the meaning specified in Section 11.01.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness; provided, that, (a) the principal amount thereof does not exceed the sum of (i) the outstanding principal amount of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended plus (ii) prepayment premiums paid, accrued but unpaid interest thereon and reasonable and customary fees and expenses incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension, (b) such modification, refinancing, replacement, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (ii) a weighted average life to maturity equal to or longer than the weighted average life to maturity of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) the direct and contingent obligors of such Indebtedness shall not be changed, as a result of or in connection with such modification, refinancing, replacement, refunding, renewal or extension, (d) the terms (excluding pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be changed in any manner that is materially adverse, taken as a whole, to the Parent Borrower or any Subsidiary, as applicable, as a result of or in connection with such modification, refinancing, replacement, refunding, renewal or extension, (e) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations or secured by Liens on the Collateral junior to those created under the Collateral Documents, such modification, refinancing, replacement, refunding, renewal or extension is subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended, (f) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is unsecured, such modification, refinancing, replacement, refunding, renewal or extension shall be unsecured (unless such Indebtedness is otherwise permitted to be secured by a Permitted Lien), and (g) at the time of such modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or result therefrom.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiple Employer Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws in such other jurisdiction, or, in the case of Québec, other applicable Law governing security interest in personal property (including the Civil Code of Québec and the regulation respecting the register of personal and movable real rights thereunder), for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pricing Certificate” means a certificate signed by a Responsible Officer of the Parent Borrower (substantially in the form of Exhibit O) attaching a true and correct copies of the Sustainability Report for the immediately preceding calendar year and setting forth the Sustainability Margin Adjustment for the immediately preceding calendar year and computations in reasonable detail in respect thereof.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition, Acquisition, Restricted Payment, management fee payments or other applicable transaction shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which the Parent Borrower was required to deliver financial statements pursuant to Section 7.01 (a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (ii) any Indebtedness incurred or assumed by the Parent Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iii) adjustments may be made (x) with respect to the EBITDA of any Person or property acquired relating to such period based on cost savings demonstrated for the applicable period in a quality of earnings report (or with respect to an Acquisition of a Person or property with EBITDA of less than $1,500,000 for the most recent twelve month period, as demonstrated by the Parent Borrower), such adjustments to be reasonably satisfactory to the Administrative Agent and (y) consistent with a third-party quality of earnings or financial due diligence report from a recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent. It is understood and agreed that in calculating compliance on a Pro Forma Basis with any financial covenant set forth in Section 8.11 as a condition to the consummation of a certain transaction, (i) such calculation shall be made in accordance with the foregoing after giving effect to (x) such transaction and (y) any other Disposition, Involuntary Disposition, Acquisition, Restricted Payment, management fee payments or other applicable transaction occurring after the end of the most recent four (4) fiscal quarter period for which the Parent Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) and on or prior to the date of such calculation, and (ii) Consolidated Funded Indebtedness for purposes of such calculation shall be actual Consolidated Funded Indebtedness as of the date of the consummation of such transaction, after giving effect thereto.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11(a) as of the most recent fiscal quarter end for which the Parent Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.22.

“Qualified Cash” means all cash and Cash Equivalents of the Loan Parties and their Subsidiaries that do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent Borrower and are not subject to a Lien (other than Liens of the type described in Sections 8.01(a), 8.01(m) or 8.01(n)) and which, from and after the date by which the Borrowers are required to deliver Control Agreements in accordance with Section 7.17, Administrative Agent has a first priority perfected Lien (subject to Liens of the type described in Sections 8.01(a), 8.01(m) or 8.01(n)) perfected by such Control Agreements.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such ~~interbank~~ market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means any Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~Eurocurrency Rate~~Adjusted Term SOFR, 11:00 a.m. ~~(London time)~~ on the day that is two ~~London banking days~~(2) U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not ~~Eurocurrency Rate~~Adjusted Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Junior Capital” means, with respect to (a) the Series A-2 Preferred Equity or (b) any other existing junior capital instruments (other than the Series A-2 Preferred Equity) (for purposes of this definition, “existing junior capital”), any new junior capital issued on substantially identical terms as the existing junior capital that the proceeds of such new junior capital are being used to redeem or satisfy in full, subject to any subordination provisions reasonably requested by, and on terms reasonably acceptable to, the Administrative Agent; provided, that the fixed date for the required mandatory redemption thereof (to the extent applicable) shall be at least one hundred eighty (180) days after the five year anniversary of the Closing Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders; provided that, as long as there are fewer than three Lenders, Required Lenders shall mean all such Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and unreimbursed amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary (or another authorized person) of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agents or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agents. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by any Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in each case, in form and substance satisfactory to such Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing, and including, without limitation, any redemption of, or payments of dividends, in cash, in kind or otherwise, in respect of, the Series A-2 Preferred Equity.

“Restricted Payment Note” has the meaning specified in Section 8.06(l).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a ~~Eurocurrency Rate Loan denominated in Canadian Dollars, a Eurocurrency Rate Loan in Euros, Pounds Sterling or Australian Dollars or a Eurocurrency Rate~~CDOR Loan (or, to the extent applicable, any Loan denominated in another Alternative Currency (other than Canadian Dollars)), (ii) each date of a continuation of a ~~Eurocurrency Rate Loan denominated in Canadian Dollars, a Eurocurrency Rate Loan denominated in Euros, Pounds Sterling or Australian Dollars or a Eurocurrency Rate~~CDOR Loan (or, to the extent applicable, any Loan denominated in another Alternative Currency (other than Canadian Dollars)) pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or another Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or another Alternative Currency, and (iii) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to a Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means each Lender with a Revolving Commitment (or if the Revolving Commitments have terminated, who hold Revolving Loans or participations in Swing Line Loans or L/C Obligations).

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw- Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency.

“Sanctions” has the meaning specified in Section 6.22.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means each Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Loan Party (including each Swap Bank and Treasury Management Bank).

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.03 between any Loan Party or any of its Subsidiaries and any Swap Bank; provided, that for any of the foregoing to be included as a “Secured Swap Agreement” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party or any of its Subsidiaries and any Treasury Management Bank; provided, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Security and Pledge Agreement governed by the laws of the State of New York, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties other than the Canadian Loan Parties.

“Seller Subordinated Indebtedness” means any unsecured Indebtedness (including non- contingent deferred purchase price obligations) of the Parent Borrower or any Subsidiary issued subsequent to the Closing Date in favor of a seller as consideration for a Permitted Acquisition, which unsecured Indebtedness by its terms is expressly subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions reasonably satisfactory to the Administrative Agent and which Indebtedness shall not (a) mature, and have no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments required, at any time on or prior to 180 days after the Maturity Date other than scheduled principal payments not exceeding $1,000,000 in any fiscal year of the Parent Borrower or (b) include any financial maintenance covenants and the terms thereof shall otherwise not be more restrictive in any respect to the Parent Borrower and its Subsidiaries than the provisions of this Agreement.

“Series A-1 Preferred Equity” means the Cumulative Series A-1 Preferred Stock of the Parent Borrower.

“Series A-2 Certificate of Designation” means the Certificate of Designation of Cumulative Series A-2 Preferred Stock of the Parent Borrower, executed by the Parent Borrower as in effect on the Closing Date.

“Series A-2 Preferred Equity” means the Cumulative Series A-2 Preferred Stock of the Parent Borrower issued by the Parent Borrower on or about April 13, 2020 in an aggregate amount not to exceed $175,000,000; provided, that to the extent the Parent Borrower redeems the Series A-2 Preferred Equity with the proceeds of Replacement Junior Capital, each reference to “Series A-2 Preferred Equity” and its related terms herein shall be deemed to refer to, and shall apply to, such Replacement Junior Capital, mutatis mutandis, upon the effectiveness of such issuance and redemption.

“Series A-2 Preferred Equity Documents” means the Series A-2 Certificate of Designation, the Series A-2 Purchase Agreement and any other documents or agreements entered into in connection with the issuance of, or governing the terms of, the Series A-2 Preferred Equity. It is acknowledged and agreed by the Lenders and each Agent that Series A-2 Preferred Equity Documents as in effect as of the date hereof (including, for the avoidance of doubt, the Consolidated Debt Ratio included in Section 12 of the Series A-2 Certificate of Designation) are acceptable to the Lenders and each Agent.

“Series A-2 Purchase Agreement” means the Purchase Agreement, dated as of March 28, 2020, between the Parent Borrower and the Series A-2 Preferred Equity Holders.

“Series A-2 Preferred Equity Holders” means Oaktree Capital Management, L.P., or any of its Controlled Affiliates through which an investment was made in the Parent Borrower on March 28, 2020.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on “Adjusted Term SOFR”. SOFR Loans may be denominated in Dollars.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is generally able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 9.01(a), Section 9.01(f) or Section 9.01(g).

“Specified Guarantee Jurisdiction” means each of (a) the United States and Canada, and (b) any other jurisdiction in which a Subsidiary is organized (i) that is reasonably satisfactory to the Administrative Agent in its reasonable discretion (taking into account the value to be realized by, and the enforceability of, a Guarantee by a Subsidiary organized in such jurisdiction of the Guaranteed Obligations, and the grant of a security interest in the assets of such Subsidiary to secure the Guaranteed Obligations) and (ii) with respect to which the Administrative Agent and the Parent Borrower have determined that the cost and/or burden of obtaining such guarantee and security does not outweigh the benefit to Lenders therefrom.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Permitted Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of March 28, 2020, by and among The Center for Toxicology and Environmental Health, L.L.C., an Arkansas limited liability company, as the company, Montrose Planning & Permitting, LLC, a Delaware limited liability company, as the purchaser, the Parent Borrower, as the parent, CTEH Holdings, LLC, an Arkansas limited liability company, as the seller, and the other persons party thereto.

“Specified Permitted Acquisition” means the acquisition of all or substantially all of the Equity Interests of CTEH by Montrose Planning & Permitting, LLC, a Delaware limited liability company from CTEH Holdings, LLC, an Arkansas limited liability company, pursuant to the Specified Permitted Acquisition Agreement.

“Specified Permitted Acquisition Earnout” means the Earn Out Obligations arising in connection with the Specified Permitted Acquisition as set forth the in Specified Permitted Acquisition Agreement as in effect on the date hereof.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars or other relevant Alternative Currency.

“STA” means the Securities Transfer Act (British Columbia), the Securities Transfer Act (Alberta), or the Securities Transfer Act, 2006 (Ontario), as applicable, and the respective regulations thereunder, as from time to time in effect.

“Subordinated Indebtedness” means, collectively, the Indebtedness evidenced by the Seller Subordinated Indebtedness and the Existing Seller Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower; provided, that, for purposes of Articles VI, VII, VIII and IX, Government Contract Joint Ventures shall not be Subsidiaries, except to the extent required by the definition of “Government Contract Joint Venture”.

“Supported QFC” has the meaning specified in Section 11.22.

“Sustainability Margin Adjustment” with respect to any Sustainability Report for any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the D&I Program Margin Adjustment Amount, plus (ii) the Media Treated Margin Adjustment Amount, in each case for such calendar year; provided that the Sustainability Margin Adjustment shall not exceed 5 basis points in either direction (positive or negative).

By way of example and for purposes of illustration only, (A) if the applicable D&I Program Margin Adjustment Amount is positive 2.5 basis points and the Media Treated Margin Adjustment Amount is 0.0 basis points, the Sustainability Margin Adjustment in such example would be positive 2.5 basis points.

Following the date on which Parent Borrower provides a Pricing Certificate pursuant to Section 7.01(c) in respect of the most recently ended calendar year, the “Base Rate Spread” and “~~Eurodollar~~SOFR/CDOR Spread”, as applicable, shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (x) the Sustainability Margin Adjustment shall be determined as of the last day of the second fiscal quarter of Parent Borrower following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 7.01(c) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment calculations therein (such day, the “Sustainability Pricing Adjustment Date”) and (y) each change in the “Base Rate Spread” and “~~Eurodollar~~SOFR/CDOR Spread”, as applicable, resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 7.01(c)).

“Sustainability Pricing Adjustment Date” has the meaning set forth in the Pricing Certificate.

“Sustainability Report” means the annual non-financial disclosure form publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge.

“Sustainability Structuring Agent” means BNP Paribas, in its capacity as Sustainability Structuring Agent in connection with the credit facility provided hereunder.

“Swap Bank” means any Person that (a) at the time it enters into a Swap Contract, is a Revolving Lender or the Administrative Agent or an Affiliate of a Revolving Lender or the Administrative Agent, (b) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Revolving Lender or the Administrative Agent or an Affiliate of a Revolving Lender or the Administrative Agent and a party to a Swap Contract or (c) within 30 days after the time it enters into the applicable Swap Contract, becomes a Revolving Lender, the Administrative Agent or an Affiliate of a Revolving Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross- currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark- to- market value(s) for such Swap Contracts, as determined based upon one or more mid- market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans hereunder. The initial amount of the Swing Line Lender’s Swing Line Commitment is set forth on Schedule 2.01.

“Swing Line Lender” means, each in its capacity as Swing Line Lender hereunder, Bank of the West or, upon the resignation of Bank of the West as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Parent Borrower, to act as the Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit K or such other form as is approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off- balance sheet loan or similar off- balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender that holds a Term Loan Commitment or Term Loan.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Parent Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $175,000,000.

“Term Loan Note” has the meaning provided in Section 2.11(a).

“Term SOFR” means:

(a) for any Interest Period and any calculation with respect to a SOFR Loan denominated in Dollars, the Term SOFR Reference Rate for deposits of Dollars for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”)

that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 11:00 a.m. on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Reference Rate will be the Term SOFR Reference Rate for such tenor for deposits of Dollars as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 11:00 a.m. on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Reference Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, with respect to Term SOFR, 0.10% per annum for an Interest Period of one-month’s, three-month’s or six-month’s duration, or any calculation of clause (c) of the definition of “Base Rate”.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time,~~ Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Parent Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.08 that is not Term SOFR.~~

“Threshold Amount” means $2,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, Outstanding Amount of the Term Loan and Outstanding Amount of all Incremental Term Loans of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trade Date” as defined in Section 11.06(g)(i).

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) within 30 days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan, a SOFR Loan or a ~~Eurocurrency Rate~~CDOR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unlimited Loan Parties” means, collectively, the U.S. Loan Parties, the Canadian Loan Parties and any other Guarantor that has provided Additional Collateral Documents.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Parties” means, collectively, the Parent Borrower and each Guarantor that is organized under the laws of any state of the United States or the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Water Growth” means with respect to any calendar year total amount of water treated measured in millions of liters divided by the amount of water treated measured in millions of liters in the preceding calendar year, multiplied by one hundred (100).

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Equity Interests are at the time owned by the Parent Borrower directly or indirectly through other Persons one hundred percent (100%) of whose Equity Interests are at the time owned, directly or indirectly, by the Parent Borrower.

“Write- Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02
Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, extended, restated, replaced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e) Any reference to a “merger” shall be deemed to include an “amalgamation” and any reference to the “continuing or surviving entity” shall be deemed to include the entity resulting from such amalgamation.

(f) Any term defined in this Agreement by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the PPSA and under other Canadian laws (including, without limitation, the STA and the other securities transfer legislation in effect from time to time in any of province or territory of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent and the Lenders, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing change statements and (iii) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

1.03
Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Parent Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470- 20 on financial liabilities shall be disregarded and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right- of- use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right- of- use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2018.

(b) Changes in GAAP. The Parent Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenant in Section 8.11(a) (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04
Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number).
1.05
Times of Day; Rates; Exchange Rates; Currency Equivalents.

(a) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). With respect to any obligation or performance of a Loan Party (other than a payment, which is addressed in Section 2.12(a)) on a certain “Business Day”, if the applicable day in question is not a Business Day, such obligation or performance of such Loan Party shall be required on the next succeeding Business Day.

(b) Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the ~~definition of “Eurocurrency Base~~definitions of “Term SOFR Reference Rate”, “Adjusted Term SOFR”, “Term SOFR”, or “CDOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.08~~, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election,~~ or Section 3.09 and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.08 or any Canadian Benchmark Replacement Conforming Changes pursuant to Section 3.09), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Eurocurrency~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or CDOR Rate or have the same volume or liquidity as did the ~~London interbank offered rate~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CDOR Rate or any other Benchmark or Canadian Benchmark prior to its discontinuance or unavailability.

(c) Exchange Rate. The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(d) Currency Equivalents. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, ~~Eurocurrency Rate~~SOFR Loan, CDOR Loan or Letter of Credit is denominated in Canadian ~~Dollars, Euros, Pounds Sterling, Australian~~ Dollars or other Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

1.06
Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07
Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (a) compliance with any basket, financial ratio or test (including any Consolidated Total Leverage Ratio test or any Consolidated Fixed Charge Coverage Ratio test), (b) the absence of a Default or an Event of Default, or (c) a determination as to whether the representations and warranties contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers), in each case in connection with the consummation of a Limited Condition Acquisition, the determination of whether the relevant condition is satisfied may be made, at the election of the Parent Borrower, (A) on the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), or (B) on the date on which such Limited Condition Acquisition is consummated, in either case, after giving effect to the relevant Limited Condition Acquisition and any related incurrence of Indebtedness, on a Pro Forma Basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (1) the condition set forth in clause (a) of the definition of “Permitted Acquisition” shall be satisfied if (x) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (y) no Specified

Event of Default shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition; (2) if the proceeds of an Incremental Term Loan are being used to finance such Limited Condition Acquisition, then (x) the conditions set forth in Sections 2.02(f)(J)(II)(x) and 5.02(a) shall be required to be satisfied at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan but, if the lenders providing such Incremental Term Loan so agree, the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan may be limited to customary “specified representations” and such other representations and warranties as may be required by the lenders providing such Incremental Term Loan, and (y) the conditions set forth in Section 2.02(f)(J)(II)(y) and Section 5.02(b) shall, if and to the extent the lenders providing such Incremental Term Loan so agree, be satisfied if (I) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (II) no Specified Event of Default shall have occurred and be continuing at the time of the funding of such Incremental Term Loan in connection with the consummation of such Limited Condition Acquisition; and (3) such Limited Condition Acquisition and the related Indebtedness to be incurred in connection therewith and the use of proceeds thereof shall be deemed incurred and/or applied at the LCA Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of determining compliance on a Pro Forma Basis (other than for purposes of determining compliance on a Pro Forma Basis in connection with the making of any Restricted Payment or the prepayment of any Indebtedness) with any financial ratio or test (including any Consolidated Total Leverage Ratio test or any Consolidated Fixed Charge Coverage Ratio test, or any calculation of the financial covenants set forth in Section 8.11) (it being understood and agreed that for purposes of determining compliance on a Pro Forma Basis in connection with the making of any Restricted Payment or prepayment of any Indebtedness, the Parent Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Acquisition and assuming that such transaction had not occurred). For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCA Test Date are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated or taken. Except as set forth in clause (2) in the proviso to the first sentence in this Section 1.07 in connection with the use of the proceeds of an Incremental Term Loan to finance a Limited Condition Acquisition (and, in the case of such clause (2), only if and to the extent the lenders providing such Incremental Term Loan so agree as provided in such clause (2)), it is understood and agreed that this Section 1.07 shall not limit the conditions set forth in Section 5.02 with respect to any proposed Credit Extension, in connection with a Limited Condition Acquisition or otherwise.
1.08
Quebec Interpretation. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or the PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).
1.09
Alternative Currencies.

(a) The Parent Borrower may from time to time request that ~~Eurocurrency Rate~~SOFR Loans (to the extent applicable) be made and/or Letters of Credit be issued in a currency other than Dollars~~,~~ or Canadian ~~Dollars, Euros, Pounds Sterling or Australian~~ Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of ~~Eurocurrency Rate~~such SOFR Loans, such request shall be subject to the approval of the Administrative Agent and Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer. In no case shall such Loans be made as Base Rate Loans.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its sole discretion). In the case of any such request pertaining to ~~Eurocurrency Rate~~SOFR Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the L/C Issuer shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to ~~Eurocurrency Rate~~SOFR Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of ~~Eurocurrency Rate~~SOFR Loans (as applicable) or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable L/C Issuer, as the case may be, to permit ~~Eurocurrency Rate~~SOFR Loans to be made (to the extent applicable) or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making ~~Eurocurrency Rate~~SOFR Loans in such requested currency (to the extent applicable), the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of ~~Eurocurrency Rate~~such SOFR Loans; and if the Administrative Agent and the applicable L/C Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Parent Borrower.

(d) The Administrative Agent and the Parent Borrower, may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 1.09, and for the avoidance of doubt, this Section 1.09(d) shall supersede any provisions in Sections 1.09(b) and (c) or Section 11.01 to the contrary, but no such amendment shall curtail any right specifically granted to any Lender under Section 1.09(a) or (b).

1.10
Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01
Commitments.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Parent Borrower in Dollars or Alternative Currencies or to any Borrower in Canadian Dollars, in each case, from time to time on any Business Day during the Availability Period with respect to the Revolving Commitments in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Canadian Dollars shall not exceed the Canadian Dollar Sublimit, and (iv) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies (~~excluding~~including Revolving Loans denominated in Canadian Dollars) shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans denominated in Dollars may be Base Rate Loans or ~~Eurocurrency Rate~~SOFR Loans, or a combination thereof, as further provided herein. Revolving Loans denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars or other Alternative Currency~~  are only available as ~~Eurocurrency Rate Loans~~CDOR Loans (and Revolving Loans denominated in another Alternative Currency, as applicable, shall not be Base Rate Loans, and shall be subject to Section 1.09).

(b) Term Loan. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrowers in Dollars on the Closing Date in an amount not to exceed such Term Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans ~~or Eurocurrency Rate~~, SOFR Loans or CDOR Loans, or a combination thereof, as further provided herein.

(c) Increase in Commitments; Incremental Term Loan. Subject to Section 2.02(f), the Parent Borrower shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of 5 such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $150,000,000, (iv) the Administrative Agent has (and, in the case of an increase in the Revolving Commitments, the Swing Line Lender and the L/C Issuer have) approved the identity of any such new Lender, such approvals not to be unreasonably withheld, delayed or conditioned, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedures described in Section 2.02(f) below have been satisfied. Nothing contained in this Section 2.02 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time. Without limiting the foregoing, on the effective date of any Incremental

Term Loan Lender Joinder Agreement, each applicable Incremental Term Loan Lender severally agrees to make its portion of a term loan (each, an “Incremental Term Loan”) in a single advance to the Parent Borrower in Dollars in the amount of its respective Incremental Term Loan Commitment as set forth in the applicable Incremental Term Loan Lender Joinder Agreement; provided, however, that after giving effect to such advances, the Outstanding Amount of each Incremental Term Loan shall not exceed the aggregate amount of the Incremental Term Loan Commitments of the applicable Incremental Term Loan Lenders. Amounts repaid on the Incremental Term Loan may not be reborrowed. The Incremental Term Loan may consist of Base Rate Loans, ~~Eurocurrency Rate~~SOFR Loans, CDOR Loans or a combination thereof, as the Parent Borrower may request.

2.02
Borrowings. Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided, that, each telephonic notice by any Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days ~~(and, in the case of Australian Dollars, four (4) Business Days)~~ prior to the requested date of any Borrowing of, conversion to or continuation of, ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans or of any conversion of ~~Eurocurrency Rate~~SOFR Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans ~~(except for any Borrowing of Base Rate Loans in Canadian Dollars, Euros, Pounds Sterling or other Alternative Currency, which must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days (and, in the case of Australian Dollars, four (4) Business Days) prior to the requested date of such Borrowing)~~; provided, however, that if any Borrower wishes to request ~~Eurocurrency Rate~~SOFR Loans having an Interest Period other than one (1~~), two (2~~), three (3) or six (6) months in duration or CDOR Loans having an Interest Period other than one (1) or three (3) months in duration, in each case, as provided in the definition of “Interest Period”, (x) the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and (y) not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of ~~Eurocurrency Rate~~SOFR Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, conversion to or continuation of ~~Eurocurrency Rate~~CDOR Loans ~~denominated in Canadian Dollars~~ shall be in a principal amount of CAD$500,000 or a whole multiple of CAD$500,000 in excess thereof~~. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Euros shall be in a principal amount of Euro$500,000 or a whole multiple of Euro$500,000 in excess thereof. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Pounds Sterling shall be in a principal amount of £500,000 or a whole multiple~~

~~of £500,000 in excess thereof. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Australian Dollars shall be in a principal amount of AU$500,000 or a whole multiple of AU$500,000 in excess thereof~~. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) the applicable Borrower. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of a Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  (or other Alternative Currency, to the extent applicable, and subject to Section 1.09) such Loans shall be continued as ~~Eurocurrency Rate Loans~~ SOFR Loans or CDOR Loans (in the case of Loans denominated in Canadian Dollars) in such respective Alternative Currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurocurrency Rate~~SOFR Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a ~~Eurocurrency Rate~~SOFR Loan or a CDOR Loan. Except as provided pursuant to Section 2.02(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a Canadian Dollars, in each case as, as described in the preceding Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in Canadian Dollars, ~~Euros, Pounds Sterling, Australian Dollars~~ or other Alternative Currency, in each case, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to (and acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans denominated in Dollars is given by the Parent Borrower, there are L/C Reimbursement Obligations outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Reimbursement Obligations and second, shall be made available to the Parent Borrower as provided above.

(c) Except as otherwise provided herein, a ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan may be continued or converted only on the last day of the Interest Period for such ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan. During the existence of an Event of Default, upon the written election of the Required Lenders, no Loans may be requested as, converted to or continued as ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans and the Required Lenders may demand that and any or all of the then outstanding ~~Eurocurrency Rate~~CDOR Loans (and any other Loans denominated in  ~~Canadian Dollars, Euros, Pounds Sterling, Australian Dollars or other~~another Alternative Currency, to the extent applicable and subject to Section 1.09) be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for ~~Eurocurrency Rate~~SOFR Loans and CDOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in Bank of the West’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to all Loans.

(f) The Parent Borrower may at any time and from time to time, upon prior written notice by the Parent Borrower to the Administrative Agent, borrow one or more Incremental Term Loans and/or increase the Revolving Commitments (each Incremental Term Loan Commitment and/or increase in the Revolving Commitments is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”), as follows; provided that the sum of (x) the aggregate principal amount of all unfunded increases to the Commitments plus (y) the aggregate principal amount of all Incremental Facilities, shall not exceed $150,000,000 (the “Incremental Cap”); provided further that:

(A) (i) any such increase in the Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the existing Revolving Commitments, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing revolving credit facility set forth in Section 2.01(a), and (ii) the terms and provisions of any Incremental Term Loan Commitment shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement, subject to the other terms of this clause (f), and otherwise acceptable to the Administrative Agent, including (A) participation on a pro rata basis or lesser (but not greater) than pro rata basis with the Term Loan in any optional and mandatory prepayments and (B) being unsecured or secured on a junior or pari passu basis with the Obligations;

(B) any such institution of an Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000 (or, if less, the remaining amount of the Incremental Cap) and integral multiples of $5,000,000 (or, if less, the remaining amount of the Incremental Cap) in excess thereof;

(C) subject, in the case of an Incremental Term Loan being used to finance a Limited Condition Acquisition, to Section 1.07, no Default or Event of Default shall exist and be continuing at the time of such institution;

(D) the Applicable Rate of each Incremental Term Loan shall be as set forth in the Incremental Term Loan Lender Joinder Agreement;

(E) the Incremental Term Loan Maturity Date for any Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement, provided that such date shall not be earlier than the Maturity Date or the maturity date of any existing Incremental Term Loan;

(F) the scheduled principal amortization payments under any Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement; provided that the weighted average life to maturity of any Incremental Term Loan shall not be less than the remaining weighted average life to maturity of the Term Loan or any existing Incremental Term Loan;

(G) if the All-In Yield payable with respect to any Incremental Term Loan exceeds the All-In Yield payable pursuant to the terms of this Agreement (as amended through the date of such calculation) with respect to the Term Loan or any existing Incremental Term Loan plus 50 basis points per annum, then the Applicable Rate percentages then in effect for the Term Loan and any existing Incremental Term Loan shall automatically be increased by an amount so as to cause the then applicable All-In Yield under this Agreement on the Term Loan and any existing Incremental Term Loan to equal the All-In Yield then applicable to such Incremental Term Loan minus 50 basis points per annum;

(H) reserved;

(I) Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Lenders providing the Incremental Facilities (including but not limited to the Incremental Term Loan Lenders as set forth in the applicable Incremental Term Loan Lender Joinder Agreement);

(J) subject, in the case of an Incremental Term Loan being used to finance a Limited Condition Acquisition, to Section 1.07, as a condition precedent to such institution of an Incremental Term Loan and the effectiveness of an Incremental Term Loan Lender Joinder Agreement, the Parent Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such institution and effectiveness (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan, and (II) in the case of the Parent Borrower, certifying that, before and after giving effect to such Incremental Term Loan, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of borrowing of such Incremental Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, (y) no Default or Event of Default exists and (z) after giving effect on a Pro Forma Basis to such Incremental Term Loan borrowed under this Section 2.02(f) and any refinancing of existing Indebtedness in connection therewith, the Parent Borrower is in compliance with the financial covenants in Sections 8.11(a) and (b);

(K) subject, in the case of an Incremental Facility which constitutes a Revolving Loan, as a condition precedent to the making of any such Revolving Loan, the Parent Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of the making of any such Revolving Loan (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Loan, and (II) in the case of the Parent Borrower, certifying that, before and after giving effect to such Revolving Loan, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of borrowing of such Revolving Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 and (y) no Default or Event of Default; and

(L) no existing Lender shall be under any obligation to become an Incremental Term Loan Lender (or otherwise provide an Incremental Facility), and any such decision to become an Incremental Term Loan Lender (or provide an Incremental Facility) shall be in such Lender’s sole and absolute discretion.

2.03
Letters of Credit.

(a) Conditions. On the terms and subject to the conditions contained herein, the Parent Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of any Loan Party, Letters of Credit from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Letter of Credit Expiration Date and (y) the date on which the Aggregate Revolving Commitment shall terminate in accordance with the provisions of this Agreement; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(i) Revolving Credit Exposure would be less than zero, or (ii) the L/C Obligations for all Letters of Credit would exceed the Letter of Credit Sublimit.

(ii) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than the Letter of Credit Expiration Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) the Parent Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Parent Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; provided further that notwithstanding the foregoing, Administrative Agent and the L/C Issuer, in their respective sole discretion, may agree to extend such Letter of Credit beyond the date set forth in clause (iii) above upon the Borrowers either (A) delivering to Administrative Agent for the benefit of the L/C Issuer cash equal to one hundred five percent (105%) (or such greater percentage as the L/C Issuer may require in the case of any Letter of Credit with an expiration date later than one year after the date of providing such cash collateral) of the sum of (1) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (2) the aggregate principal amount of all L/C Reimbursement Obligations outstanding at such time with respect to such Letter of Credit that have matured, in each instance, on and as of the date of such extension for deposit in a cash collateral account which cash collateral account will be held as a pledged cash collateral account and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit or (B) delivering to the L/C Issuer on the date of such extension one or more letters of credit for the benefit of the L/C Issuer, issued by a bank reasonably acceptable to the L/C Issuer in its sole discretion, each in form and substance reasonably acceptable to the L/C Issuer in its sole discretion) and in an amount equal to the sum of (1) and (2) above.

(iii) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Parent Borrower on behalf of the Loan Parties, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent or the Required Lenders that any condition precedent contained in Section 5.02 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section 11.06 or 11.13, (x) the L/C Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future L/C Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the L/C Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.15(a)(iv).

(b) Notice of Issuance. The Parent Borrower shall give the relevant L/C Issuer and Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Administrative Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit M duly completed or in any other written form acceptable to such L/C Issuer (an “L/C Request”).

(c) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Administrative Agent, in form and substance satisfactory to Administrative Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Administrative Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Administrative Agent (or any Revolving Lender through Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Administrative Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Administrative Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to its Applicable Percentage of such L/C Obligations.

(e) Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Administrative Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Parent Borrower receive notice from such L/C Issuer or from Administrative Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Administrative Agent of such failure (and, upon receipt of such notice, Administrative Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrowers on demand with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in Section 2.08(b) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section).

(f) Reimbursement Obligations of the Revolving Lenders.

(i) Upon receipt of the notice described in clause (v) above from Administrative Agent, each Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its commitment percentage of such L/C Obligations (as such amount may be increased pursuant to Section 2.15(b)(iv));

(ii) By making any payment described in clause (i) above (other than during the continuation of an Event of Default under Section 9.01(f) or 9.01(g)), such Lender shall be deemed to have made a Revolving Loan to the applicable Borrower, which, upon receipt thereof by Administrative Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the L/C Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Administrative Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Administrative Agent for the benefit of such L/C Issuer, Administrative Agent shall promptly pay to such Lender all amounts received by Administrative Agent for the benefit of such L/C Issuer) with respect to such portion.

(g) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Loan Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 5.02 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Loan Party and (D) any other act or omission to act or delay of any kind of L/C Issuer, Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable Law.

2.04
Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Parent Borrower in Dollars from time to time on any Business Day during the Availability Period with respect to the Revolving Commitments in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (iii) the aggregate amount of all Swing Line Loans outstanding shall not exceed the Swing Line Commitment of the Swing Line Lender, (y) the Parent Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided, that, each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and in integral multiples of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Parent Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than (x) 1:00 p.m. on the Business Day specified in such Loan Notice by the Administrative Agent if such Loan Notice is delivered to the Lenders by 11:00 a.m. on such day, and (y) 1:00 p.m. on the next succeeding Business Day if such Loan Notice is delivered after 11:00 a.m. on such day, whereupon, in each case, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05
Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans and Term Loan. Each Borrower may, upon notice from such Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans, the Term Loan and/or the Incremental Term Loan in whole or in part without premium or penalty except as otherwise specified in the Fee Letter; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to any date of prepayment of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of ~~Eurocurrency Rate~~(i) SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding), and (ii) CDOR Loans shall be in a principal amount of CAD$500,000 or a whole multiple of CAD$500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan or the Incremental Term Loan, as directed by the Parent Borrower, pursuant to this Section 2.05(a) shall be applied ratably to the remaining principal amortization payments thereof, except for the final payment on the Maturity Date. Each such notice shall specify (x) the date, the currency, and the amount of such prepayment, (y) the Type(s) of Loans to be prepaid, and if ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans are to be prepaid, the Interest Period(s) of such Loans and (z) whether the Loans to be prepaid are the Revolving Loans, the Term Loan and/or the Incremental Term Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the applicable Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything to the contrary contained herein but subject to Section 3.05, any notice of prepayment or repayment may be revocable (or conditional or extendable) in the event of a prepayment in connection with a transaction in the event that such transaction does not close.

(ii) Swing Line Loans. The Parent Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, (A) the Parent Borrower shall immediately prepay Revolving Loans in Dollars, Swing Line Loans and/or Cash Collateralize the L/C Obligations and/or (B) the Borrowers shall immediately prepay Revolving Loans in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency, in each case, in an aggregate amount equal to such excess; provided, however, that the Parent Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) Dispositions and Involuntary Dispositions. Within five Business Days of the receipt thereof (or, if applicable, the expiration of the reinvestment period described herein), the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% (or, 50%, when Consolidated Total Leverage Ratio is less than 2.0 to 1.0 for the most recent period for which financial statements have been delivered pursuant to Section 7.01) of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in Eligible Assets or used to consummate a Permitted Acquisition or other Investment permitted hereunder within 180 days of the date such Net Cash Proceeds in respect of such Disposition or Involuntary Disposition are received; provided, however, the Borrowers shall be permitted to retain Net Cash Proceeds from Dispositions and Involuntary Dispositions of up to $2,000,000 in the aggregate in any fiscal year. Any prepayment pursuant to this Section 2.05(b)(ii) shall be applied as set forth in Section 2.05(b)(vi) below.

(iii) Debt Issuances. Within five Business Days of the receipt thereof by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds (such prepayment to be applied as set forth in Section 2.05(b)(vi) below).

(iv) Reserved.

(v) Reserved.

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.05(b)(ii) and (iii) shall be applied first, to the Term Loan, and the Incremental Term Loan (ratably to the remaining principal amortization payments of each Loan), second, to Revolving Loans, and third, (after the Term Loan, the Incremental Term Loan and all Revolving Loans have been repaid), to Cash Collateralize L/C Obligations and in the case of clauses second and third above, without a corresponding reduction of the Revolving Commitments in such applicable amount required to be paid pursuant to Section 2.05(b).

(vii) Alternative Currencies.

(A) If the Administrative Agent notifies the Parent Borrower in writing at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Canadian Dollars at such time exceeds an amount equal to one hundred five percent (105%) of the Canadian Dollar Sublimit then in effect for at least one (1) consecutive Business Day, then, within five (5) Business Days after receipt of such written notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit denominated in Canadian Dollars in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed one hundred percent (100%) of the Canadian Dollar Sublimit then in effect.

(B) If the Administrative Agent notifies the Parent Borrower in writing at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in an Alternative Currency (~~excluding~~including Canadian Dollars) at such time exceeds an amount equal to one hundred five percent (105%) of the Alternative Currency Sublimit then in effect for at least one (1) consecutive Business Day, then, within five (5) Business Days after receipt of such written notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit denominated in such Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed one hundred percent (100%) of the Alternative Currency Sublimit then in effect.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to ~~Eurocurrency Rate~~SOFR Loans and CDOR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05 and any payments due and owing pursuant to the Fee Letter, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06
Termination or Reduction of Aggregate Revolving Commitments.

(a) Optional Reductions. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (A) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (C) the Parent Borrower shall not terminate or reduce (1) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments or (2) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (3) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding anything to the contrary contained herein, any notice of termination or reduction may be revocable (or conditional or extendable) in the event of a termination or reduction in connection with a transaction in the event that such transaction does not close.

(b) Mandatory Reductions. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Alternative Currency Sublimit, the Canadian Dollar Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Alternative Currency Sublimit, the Canadian Dollar Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Alternative Currency Sublimit, the Canadian Dollar Sublimit, the Letter of Credit Sublimit, Swing Line Sublimit, or the Aggregate Revolving Commitments under this Section 2.06. The amount of any such reduction of the Revolving Commitments shall not be applied to the Alternative Currency Sublimit or the Canadian Dollar Sublimit unless otherwise specified by the Parent Borrower. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07
Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans (including Revolving Loans made as part of any Incremental Facility) outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c) Term Loan. The Borrowers shall repay the outstanding principal amount of the Term Loan in consecutive quarterly installments on the last day of each calendar quarter ending during the periods set forth below, commencing with the second full quarter ending after the Closing Date) based on the annual percentages of the original principal balance of the Term Loan as set forth below with any unpaid principal balance, plus accrued and unpaid interest thereon, due on the Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Date	Installment
December 31, 2021	1.25%

March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%

March 31, 2023	1.25%
June 30, 2023	1.25%
September 30, 2023	1.25%
December 31, 2023	1.875%

March 31, 2024	1.875%
June 30, 2024	1.875%
September 30, 2024	1.875%
December 31, 2024	1.875%

March 31, 2025	1.875%
June 30, 2025	1.875%
September 30, 2025	1.875%
December 31, 2025	2.50%

March 31, 2026	2.50%

(d) Incremental Term Loan. The Parent Borrower shall repay the outstanding principal amount of the Incremental Term Loan in the installments on the dates and in the amounts set forth in the Incremental Term Loan Lender Joinder Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

2.08
Interest.

(a) Subject to the provisions of subsection (b) below, (i) each ~~Eurocurrency Rate~~SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the ~~Eurocurrency~~Adjusted Term SOFR for such Interest Period plus the Applicable Rate, (ii) each CDOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the CDOR Rate for such Interest Period plus the Applicable Rate ~~and~~, (~~ii~~iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (~~iii~~iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date, at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (1) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement and the other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to it, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable Law or legal principle.

2.09
Fees.

(a) Commitment Fee. The Parent Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee in Dollars (the “Commitment Fee”) at a rate per annum equal to the product of (x) the Applicable Rate times (y) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (1) the Outstanding Amount of Revolving Loans and (2) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period applicable to the Revolving Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fee. The Borrowers agree to pay to Administrative Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for L/C Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Administrative Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Administrative Agent or any Lender on account of such L/C Obligations, and (ii) for each calendar quarter during which any L/C Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Rate with respect to Revolving Loans which are ~~Eurocurrency Rate~~SOFR Loans. Such fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the last Business Day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Administrative Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s issuance fee of 0.25% of the value of such Issued Letter of Credit, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(c) Fee Letter; Other Fees.

(i) The Parent Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever, except as provided in the Fee Letter.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as provided in the Fee Letter.

2.10
Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the ~~Eurocurrency Rate) and Eurocurrency Rate Loans denominated in Canadian Dollars, Euros, Pounds Sterling, Australian Dollars or other Alternative Currency~~Adjusted Term SOFR) and CDOR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by any Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Reserved.

2.11
Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by (1) the Administrative Agent, with respect to Term Loans and (2) the Administrative Agent, with respect to Revolving Loans and Revolving Commitments, in the ordinary course of business. The accounts or records maintained by the Agents and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to any Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B (a “Revolving Note”), (ii) in the case of the Term Loan, be in the form of Exhibit C-1 (a “Term Loan Note”), (iii) in the case of the Incremental Term Loan, be in the form of Exhibit C-2 (an “Incremental Term Note”) and (iv) in the case of Swing Line Loans, be in the form of Exhibit L (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency, and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12
Payments Generally; Agents’ Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in ~~Euros shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euros and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Pound Sterling shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Pound Sterling and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Australian Dollars shall be made to the Administrative Agent, for the account of~~

~~the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Australian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in~~ any other Alternative Currency not specified herein shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such relevant Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of such payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or other Alternative Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by such Borrower with respect to the applicable Borrowing in Dollars, the interest rate applicable to Base Rate Loans or, in the case of a payment to be made by such Borrower in Canadian Dollars, in accordance with such market practice. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to any Agent.

(i) Payments by Borrowers; Presumptions by Agents. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13
Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14
Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Issuance, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Parent Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the Parent Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Parent Borrower in writing at any time that the Outstanding Amount of all L/C

Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect for at least one (1) consecutive Business Day, then within five (5) Business Days after receipt of such written notice, the Parent Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of the West. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Parent Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Parent Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the good faith determination of the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations and (z) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents.

2.15
Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by any Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to any Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy potential future funding obligations of such Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Parent Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Parent Borrower shall have otherwise notified the Administrative Agent at such time, the Parent Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agents may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16
Designated Lenders. Each of the Administrative Agent, the L/C Issuer, the Swing Line Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided, that, any exercise of such option shall not affect the obligation of the applicable Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided, that, in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided, further, that, for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.
2.17
Erroneous Payment.

(a) If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.17(b); and

(c) Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01
Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by any Agent or a Loan Party, then such Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or any Agent shall be required by applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or such Agent shall withhold or make such deductions as are determined by such Loan Party or such Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or such Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C)

to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Loan Party or any Agent, as the case may be, after any payment of Taxes by such Loan Party or by such Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to such Agent or such Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or such Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Agents, at the time or times reasonably requested by the Parent Borrower or the Agents, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Agents as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or any Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Borrower or any Agent as will enable the Parent Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable,; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in any withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Agents in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02
Illegality.

(a) If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to ~~the Eurocurrency Rate,~~SOFR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, or CDOR Rate or to determine or charge interest rates based upon ~~the Eurocurrency Rate,~~SOFR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, or CDOR Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or in an Alternative Currency in the applicable ~~interbank~~ market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans, as applicable, in the affected currency or currencies or, in the case of ~~Eurocurrency Rate~~SOFR Loans in Dollars, to convert Base Rate Loans to ~~Eurocurrency Rate~~SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the ~~Eurocurrency Rate~~Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurocurrency Rate~~Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans or CDOR Loans, as applicable, or, if applicable and such Loans are denominated in Dollars, convert all ~~Eurocurrency Rate~~SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurocurrency Rate~~Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the ~~Eurocurrency Rate~~Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the ~~Eurocurrency Rate~~Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the ~~Eurocurrency Rate~~Adjusted Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) If, in any applicable jurisdiction, the Administrative Agent, the L/C Issuer or any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Parent Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Parent Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to the L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03
Inability to Determine Rates.

(a) ~~If~~Subject to Section 3.08 and Section 3.09, if in connection with any request for a ~~Eurocurrency Rate~~SOFR Loan or a CDOR Loan or a conversion to or continuation thereof or otherwise, (i) the Administrative Agent reasonably determines (A) that deposits (whether denominated in Dollars, Canadian Dollars~~, Euros, Pounds Sterling, Australian Dollars~~  or in an Alternative Currency) are not being offered to banks in the applicable ~~interbank~~ market for such currency for the applicable amount and Interest Period of such ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan, (B) (1) adequate and reasonable means do not exist for determining the ~~Eurocurrency Base~~Adjusted Term SOFR or CDOR Rate for any requested Interest Period with respect to a proposed ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan (whether denominated in Dollars, Canadian Dollars~~, Euros, Pounds Sterling~~  or in an Alternative Currency) or in connection with an existing or proposed Base Rate Loan and (2) the circumstances described in Section 3.08(a) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars~~, Euros, Pounds Sterling~~  or in an Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or any Lender reasonably determines that for any reason the ~~Eurocurrency Base~~Adjusted Term SOFR or CDOR Rate for any requested Interest Period with respect to a proposed ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan does not adequately and fairly reflect the cost to the Lenders or such Lender of funding such Loan, the Administrative Agent will promptly notify the Parent Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans in the affected currency or currencies shall be suspended (to the extent of the affected ~~Eurocurrency Rate~~SOFR Loans, CDOR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the ~~Eurocurrency Rate~~Adjusted Term SOFR component of the Base Rate, the utilization of the ~~Eurocurrency Rate~~Adjusted Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing, conversion or continuation of ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans, as applicable, in the affected currency or currencies (to the extent of the affected ~~Eurocurrency Rate~~SOFR Loans, CDOR Loans or Interest Periods), failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i), the Administrative Agent, in consultation with the Parent Borrower and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.03, (2) the Administrative Agent notifies the Parent Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Parent Borrower written notice thereof.

3.04
Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer (except any reserve requirement reflected in the ~~Eurocurrency Rate~~Adjusted Term SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the interbank market any other condition, cost or expense affecting this Agreement or ~~Eurocurrency Rate~~SOFR Loans or CDOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the ~~Eurocurrency~~Adjusted Term SOFR or CDOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Parent Borrower will pay (or cause the Canadian Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a), (b) or (c) and delivered to any Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05
Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c) any assignment of a ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 11.13; or

(d) any failure by any such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan made by it at the ~~Eurocurrency Base Rate used in determining the Eurocurrency Rate~~Adjusted Term SOFR or CDOR Rate, as applicable, for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such ~~Eurocurrency Rate~~SOFR Loan or CDOR Loan was in fact so funded.

3.06
Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02(b) or Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of such Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Parent Borrower may replace such Lender in accordance with Section 11.13.

3.07
Survival. All of each Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
3.08
Benchmark Replacement~~; CDOR Rate Discontinuation~~.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date ~~have~~has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then ~~(x)~~ if a Benchmark ~~Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark~~ Replacement is determined in accordance with clause (3) of the definition of

“Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

~~(b) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this Section 3.08, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this paragraph (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~

(b) [Reserved].

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~  and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate

(including Term SOFR or ~~Eurocurrency Rate~~Adjusted Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a Borrowing of, conversion to or continuation of ~~Eurocurrency Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any request for a Borrowing of ~~Eurocurrency Rate~~SOFR Loans into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(g) ~~CDOR Discontinuation~~[Reserved].

~~(i) If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or the Required Lenders notify the Administrative Agent that the Borrowers or Required Lenders (as applicable) have determined that:~~

~~(A) adequate and reasonable means do not exist for ascertaining CDOR Rate, including because the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” of Reuters Monitor Money Rates Service is not available or published on a current basis for the applicable period and such circumstances are unlikely to be temporary;~~

~~(B) the administrator of the CDOR Rate or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which CDOR Rate will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;~~

~~(C) a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which CDOR Rate shall no longer be permitted to be used for determining the interest rate of~~

~~loans (each such specific date in clause (B) above and in this clause (C) a “CDOR Scheduled Unavailability Date”); or~~

~~(D) Canadian Dollar denominated syndicated loans currently being executed, or that include language similar to that contained in this Section 3.08(g), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR Rate,~~

~~then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may mutually agree upon a successor rate to CDOR Rate, and the Administrative Agent and the Borrowers may amend this Agreement to replace CDOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollars denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.~~

~~(ii) If no CDOR Successor Rate has been determined and the circumstances under clause (i) above exist or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make, issue or maintain Eurocurrency Rate Loans in Canadian Dollars, shall be suspended (to the extent of the affected Eurocurrency Rate Loan, or applicable Interest Periods). Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or rollover of a Eurocurrency Rate Loans in Canadian Dollars, (to the extent of such affected Eurocurrency Rate Loan or applicable Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.~~

~~(iii) Notwithstanding anything else herein, any definition of the CDOR Successor Rate (exclusive of any margin) shall provide that in no event shall such CDOR Successor Rate be less than zero for the purposes of this Agreement.~~

3.09
Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing CDOR Rate. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR Rate, announced in a public statement that the calculation and publication of all tenors of CDOR Rate will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Canadian Tenors of CDOR Rate have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Canadian Benchmark is CDOR Rate, the Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a monthly basis.

(b) Replacing Future Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Parent Borrower may revoke any request for a Borrowing of, conversion to or rollover of Loans to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Parent Borrower’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in an amount equal to the Dollar Equivalent amount.

(c) Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, and (iii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.09.

(e) Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including Term CORRA or CDOR Rate), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

(f) Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Canadian Benchmark Replacement described in clause (1)(a) of such definition will replace the then-current Canadian Benchmark for all purposes hereunder or under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Canadian Benchmark shall convert, on the last day of the then-current Interest Payment Period, into a Loan bearing interest at the Canadian Benchmark Replacement described in clause (1)(a) of such definition having a tenor approximately the same length as the interest payment period applicable to such Loan immediately prior to the conversion or such other Available Canadian Tenor as may be selected by the Parent Borrower and agreed by the Administrative Agent; provided that, this Section 3.09(f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Parent Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Required Lenders or the Parent Borrower.

(g) Definitions. As used in this Section 3.09 and Section 1.05(b):

“Available Canadian Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.

“Canadian Benchmark” means, initially, CDOR Rate; provided that if a replacement of the Canadian Benchmark has occurred pursuant to this Section 3.09, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement”, means, for any Available Canadian Tenor:

(1) For purposes of Section 3.09(a), the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Canadian Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Canadian Tenor of three-months’ duration, or

(b) the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Canadian Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Canadian Tenor of three-months’ duration; and

(2) For purposes of Section 3.09(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Parent Borrower as the replacement for such Available Canadian Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Canadian Governmental Body, for Canadian Dollar-denominated syndicated credit facilities at such time, provided that, if the Canadian Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Transition Event” means, with respect to any then-current Canadian Benchmark other than CDOR Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian

Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark, a resolution authority with jurisdiction over the administrator for such Canadian Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Canadian Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Canadian Tenor of such Canadian Benchmark or (b) all Available Canadian Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Loan” means a Loan that bears interest at a rate based on CORRA.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Canadian Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Canadian Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Canadian Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Administrative Agent to the Lenders and the Parent Borrower of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the

Parent Borrower, for the replacement of the then-current Canadian Benchmark with the Canadian Benchmark Replacement described in clause (1)(a) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Canadian Governmental Body, and is determinable for any Available Canadian Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Canadian Benchmark Replacement, other than Term CORRA, has replaced the CDOR Rate in accordance with Section 3.09(a).

ARTICLE IV.

GUARANTY

4.01
The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer, each Swap Bank, each Treasury Management Bank, the Administrative Agent, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, however, that with respect to any Foreign Subsidiary that has been a direct or indirect Subsidiary for less than one year, such Foreign Subsidiary’s guaranty shall be limited to the Canadian Obligations until the date such Foreign Subsidiary has been a Subsidiary for one year. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law or other applicable Law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02
Obligations Unconditional. The obligations of the Guarantors under Section 4.01 are joint and several among all Guarantors, and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03
Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04
Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05
Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
4.06
Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have terminated.
4.07
Guarantee of Payment; Continuing Guarantee. The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08
Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby, subject to the last sentence hereof, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01
Closing Conditions. This Agreement shall become effective upon the satisfaction of (or waiver by each of the initial Lenders) all of the following conditions precedent, subject to the Funds Certain Provision:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, and the Canadian Security Agreement, in each case, properly executed by a Responsible Officer of each signing Loan Party, the Administrative Agent and each Lender.

(b) No Material Adverse Change. Since December 31, 2020, there shall not have occurred a Material Adverse Effect.

(c) Opinions of Counsel. Receipt by the Administrative Agent of favorable customary opinions of legal counsel to the Loan Parties (including local counsel as requested by the Administrative Agent), addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent; provided that no opinions from local counsel, other than local counsel in any jurisdiction of organization of a Loan Party in which Paul Hastings LLP has an office, Arkansas and British Columbia, Canada, shall be required at closing.

(d) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be facsimiles (followed promptly by originals to the extent requested by the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state, province, territory or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Loan Party) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) Perfection and Priority of Liens. Subject to the Funds Certain Provision, receipt by the Administrative Agent of the following:

(i) Uniform Commercial Code and PPSA financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(ii) all certificates evidencing any certificated Equity Interests of material Domestic Subsidiaries pledged to the Administrative Agent pursuant to the Security Agreement, and the Canadian Security Agreement together with duly executed in blank and undated stock powers attached thereto;

(iii) duly executed notices of grant of security interest in the form required by the Security Agreement and the Canadian Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties registered for or which applications are pending in the name of such Loan Party with the United States Patent and Trademark Office or the United States Copyright Office or the equivalent thereof in Canada.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where the chief executive offices of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by this Agreement or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Refinancing of Existing Indebtedness. The Loan Parties and their Subsidiaries shall have (i) repaid in full all Indebtedness and obligations (other than customary obligations continued to survive the termination thereof) incurred under the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent a customary payoff letter and all other documents or instruments necessary to release all Liens securing the Existing Credit Agreement or other obligations of the Loan Parties and their Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Loan Parties and their Subsidiaries with respect thereto.

(h) Closing Certificate; Solvency Certificate. Receipt by the Administrative Agent of certificates signed by a (i) Responsible Officer of the Parent Borrower certifying that the conditions specified in Sections 5.01(b) and Sections 5.01(m) have been satisfied and (ii) the chief financial officer (or other officer with reasonably equivalent duties) of the Parent Borrower in the form attached hereto as Exhibit N.

(i) Financial Statements. Receipt by the Administrative Agent of (a) consolidated audited financial statements consisting of the balance sheet of the Parent Borrower as of December 31, 2020, and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended, (b) interim, company-prepared financial statements of the Parent Borrower for September 30, 2020, and (c) five (5) year financial statement projections through and including the Parent Borrower’s 2025 fiscal year, and on a quarterly basis for first four (4) fiscal quarters following the Closing Date and annual thereafter, together with such information as the Administrative Agent and Lenders may reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections), all in form and content reasonably satisfactory to the Administrative Agent and the Lenders.

(j) PATRIOT Act; Beneficial Ownership.

(i) At least five days prior to the Closing Date (to the extent requested at least ten days prior to the Closing Date by the Administrative Agent), receipt by the Administrative Agent and the Lenders of any documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Canadian AML Acts, which the Administrative Agent and the Lenders shall be reasonably satisfied with.

(ii) If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt by the Administrative Agent and each Lender, to the extent requested by the Administrative Agent or such Lender, of a Beneficial Ownership Certification in relation to such Borrower.

(k) Fees and Expenses. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees and expenses earned, due and required to be paid on the Closing Date from the proceeds of the initial Credit Extensions under this Agreement for which invoices have been received at least one (1) Business Day in advance (which amounts may be offset against the proceeds of the applicable Credit Extension).

(l) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(m) Representations and Warranties. The representations and warranties of the Borrowers and the other Loan Parties contained in Sections 6.01(a) and (b)(ii), 6.02 (as it relates to the execution and delivery of the Loan Documents), 6.03 (solely as it relates to the Loan Documents), 6.04, 6.14, 6.18 (as of the Closing Date), 6.19 (subject in all respects to the Funds Certain Provision and solely with respect to U.S. Loan Parties), 6.22, 6.23 and 6.24 of this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all materials respects on and as of such earlier date

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of this Agreement and the Security Agreement.

(o) Capital Structure. The organizational and capital structure and the management of the Loan Parties after giving effect to the transactions contemplated by this Agreement and all legal, tax, accounting, environmental, and other matters relating to the transactions, or to the Loan Parties after giving effect thereto, shall be reasonably satisfactory to the Administrative Agent.

(p) Financial Covenants. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Parent Borrower, dated as of the Closing Date, certifying that (1) Parent Borrower’s Consolidated Total Leverage Ratio, after giving effect to the transactions contemplated by this Agreement, is less than 3.25:1.00 (calculated on the basis of the four fiscal quarter period ending December 31, 2020) and (2) Parent Borrower’s trailing 12-month Consolidated EBITDA, as of December 31, 2020, is not less than $64,000,000.

(q) No Litigation. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Parent Borrower, dated as of the Closing Date, certifying that there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the L/C Issuer, any Lender or their respective counsel may have reasonably requested.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

For the purposes of this Section 5.01, the term “Funds Certain Provision” means to the extent a perfected security interest in any Collateral the security interest in respect of which cannot be perfected by means of the filing of a Uniform Commercial Code or a PPSA financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security in respect of equity interests of material Domestic Subsidiaries that constitute Collateral is not able to be provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so without undue burden or expense the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability and initial funding hereunder on the Closing Date, but a security interest in such Collateral will be required to be perfected within 90 days after the Closing Date (or such later date as Administrative Agent may agree in writing) pursuant to arrangements to be mutually agreed between the Parent Borrower and the Lenders.

5.02
Conditions to all Credit Extensions made after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date is subject to the following conditions precedent and, in the case of an Incremental Term Loan being used to finance a Limited Condition Acquisition, to Section 1.07:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Reserved.

(d) The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) With respect to any Credit Extension to be denominated in an Alternative Currency, there shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to each Agent and the Lenders on the Closing Date and each other date required hereunder that:

6.01
Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02
Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the Board) except in each case referred to in clause (c), to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.
6.03
Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.
6.04
Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or by principles of equity pertaining to the availability of equitable remedies.
6.05
Financial Statements; No Material Adverse Effect.

(a) The audited consolidated statements of financial condition of the Parent Borrower and its Subsidiaries for the fiscal year ended 2020 and, thereafter, the most recent

Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) From December 31, 2020 to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(d) Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06
Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.
6.07
No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08
Ownership of Property; Liens. Each of Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09
Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there are no conditions relating to the Facilities or the Businesses that are in violation of any Environmental Law.

(b) None of the Facilities contains any Hazardous Materials at, on or under the Facilities in amounts or concentrations that, either, constitute a violation of Environmental Law, or as would reasonably be likely to give rise to Environmental Liability.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding, either, compliance with Environmental Laws or any release or threatened release of Hazardous Materials, with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge that any such notice is being threatened.

(d) Hazardous Materials have not been transported from or disposed of from, the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary, which in either event case would result in a violation of Environmental Laws, or would be conducted in a manner that would be reasonably likely to give rise to Environmental Liability.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or arising from the Facilities, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10
Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b) The Parent Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise required by the Administrative Agent.

6.11
Taxes. Other than those specifically disclosed in Schedule 6.11, the Loan Parties and their Subsidiaries have filed all federal, state, provincial, territorial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial, territorial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
6.12
ERISA and Canadian Pension Plan Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code or an application for such a letter has been filed with the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to cause the revocation of, such letter.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained for any Pension Plan; (iii) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Provided that no Loan or Commitment is funded by any Lender with “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans, each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using such “plan assets” in connection with the Loans, the Letters of Credit or the Commitments.

(e) To the extent there are any Canadian Pension Plans: (i) except as could not reasonably be expected to result in a Material Adverse Effect, each such Canadian Pension Plan is, and has at all times, been administered in compliance in all material respects with applicable Canadian pension standards legislation and the ITA; (ii) each such Canadian Pension Plan has received a confirmation of registration from the appropriate Governmental Authorities, including the Canada Revenue Agency and the applicable pension regulator; (iii) to the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the revocation of such registration referred to in clause (ii) above; and (iv) each applicable Loan Party and each Subsidiary has withheld and remitted all required contributions to each Canadian Pension Plan in a timely fashion in accordance with applicable legislative requirements.

(f) To the extent there are any Canadian Pension Plans: (i) there are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect; and (ii) there has been no prohibited transaction or violation of the fiduciary duty with respect to any such Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) No Loan Party or Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to, a Canadian Defined Benefit Pension Plan.

6.13
Subsidiaries. Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (a) jurisdiction of formation, (b) number of shares of each class of Equity Interests outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (d) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.
6.14
Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of any Borrower only or of the Parent Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15
Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information (other than projections, pro formas, budgets and general industry and economic information) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16
Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.17
Intellectual Property; Licenses, Etc. Each Loan Party and each Subsidiary owns, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, designs and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office, the United States Patent and Trademark Office and the Canadian Intellectual Property Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the U.S. Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.
6.18
Solvency. Each Borrower is now, and after giving effect to the Loans to be made hereunder, at all times will be, Solvent. The Loan Parties are, and after giving effect to the Loans to be made hereunder, at all times will be, Solvent on a consolidated basis.

6.19
Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
6.20
Business Locations. Set forth on Schedule 6.20(a) is a list that includes all material real property located in the United States or Canada that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is the tax-payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state, province, territory or other jurisdiction of formation of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five (5) years preceding the Closing Date (to the best knowledge of the Loan Parties with respect to periods prior to the Parent Borrower’s or any Subsidiary’s ownership of any property or Person) (i) changed its legal name, (ii) changed its state, province, territory or other jurisdiction of formation, (iii) been party to a merger, amalgamation, consolidation or other change in structure, or (iv) with respect to the Canadian Loan Parties, changed its chief executive office or registered office.
6.21
Labor Matters. There are no collective bargaining agreements or Multiple Employer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary is subject to any strikes, walkouts, work stoppages or other material labor difficulty as of the Closing Date.
6.22
Government Sanctions. The Parent Borrower represents that neither the Parent Borrower nor any of its Subsidiaries (collectively, the “Company”) or, to the knowledge of the Parent Borrower, any director, officer, employee, agent, affiliate or representative of the Parent Borrower nor any of its Subsidiaries is an individual or entity currently subject to any sanctions administered or enforced by any Governmental Authority of the United States, including without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, any Governmental Authority of Canada, the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury, or other relevant sanctions authority (“Sanctions”), nor is the Parent Borrower located, organized or resident in a country or territory that is the subject of Sanctions.
6.23
PATRIOT Act and Canadian AML Acts. To the extent applicable, the Parent Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, and (c) the Canadian AML Acts.
6.24
Anti-Corruption Laws. To the extent applicable, no part of the proceeds of any Loan or Letter of Credit will be used by any Loan Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Corruption of Foreign Public Officials Act (Canada), or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of any Borrower or any other Loan Party (collectively, the “Anti-Corruption Laws”). Parent Borrower and each Subsidiary has instituted and maintains policies and procedures designed to ensure continued compliance with applicable Sanctions and the Anti-Corruption Laws.
6.25
No Affected Financial Institution. No Loan Party is an Affected Financial Institution.
6.26
Covered Entities. No Loan Party is a Covered Entity.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnity obligations and Letters of Credit which have been Cash Collateralized), the Loan Parties shall and shall cause each Subsidiary to:

7.01
Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) within ninety (90) days after the end of each fiscal year of the Parent Borrower, beginning with the fiscal year ending December 31, 2021, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a qualification or exception for the fiscal year ending within twelve (12) months immediately preceding the scheduled maturity of the Loans solely as a result of such scheduled maturity) (the “Audited Financial Statements”);

(b) within forty-five (45) days after the end of each of the fiscal quarters of each fiscal year of the Parent Borrower, beginning with the fiscal quarter ending March 31, 2021, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements, certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available and in any event within one hundred fifty (150) days after the end of each calendar year, beginning with the calendar year ending December 31, 2021, a Pricing Certificate as at the end of such fiscal year; provided, however, that for any fiscal year the Parent Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default under this Agreement (but such failure so to deliver a Pricing Certificate as of the next fiscal quarter after such election has been made, shall result in the Sustainability Margin Adjustment of positive 5 basis points being applied until such Pricing Certificate is delivered).

7.02
Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (which Compliance Certificate shall describe the occurrence of any Foreign Collateral Document Trigger Event) and (ii) a written business discussion by management of the results of the business of the Parent Borrower and its Subsidiaries for such period and highlighting performance drivers;

(b) within forty-five (45) days after the end of each fiscal year of the Parent Borrower, beginning with the fiscal year ending December 31, 2021, an annual business plan and budget of the Parent Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each month of the next fiscal year;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all of the equityholders of any Loan Party generally in their capacity as such and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after any request by the Administrative Agent or any Lender, copies of any material detailed audit reports, management letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent Borrower by independent accountants in connection with the accounts or books of the Parent Borrower or any Subsidiary, or any audit of any of them;

(e) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may from time to time request;

(g) promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) with respect to, and copies of any amendment, modification or waiver with respect to the Series A-2 Preferred Equity Documents, or any documentation evidencing any Subordinated Indebtedness or, as applicable, the documentation related to any Permitted Refinancing thereof, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 7.02;

(h) in the first Compliance Certificate required to be delivered following the date that any Loan Party acquires or otherwise obtains ownership of any new IP Rights registered with the USPTO or US Copyright Office, as applicable, a certificate of a Responsible Officer of the Parent Borrower listing all such new IP Rights;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect; and

(j) promptly after the preparation of the same, copies of all material reports or financial information filed with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or evidencing facts or containing information which could have a Material Adverse Effect.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: the Parent Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent

Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Parent Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.03
Notices.

(a) Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent (for further notification to each Lender) of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent (for further notification to each Lender) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent (for further notification to each Lender) of (i) the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect or (ii) any failure by any Loan Party or any Subsidiary to perform its obligations under a Canadian Pension Plan which could reasonably be expected to result in a Material Adverse Effect.

(d) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent (for further notification to each Lender) of any material change in accounting policies or financial reporting practices by the Parent Borrower or any Subsidiary, including any determination by the Parent Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04
Payment of Obligations. Pay and discharge, as the same shall become due and payable all federal and material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary.
7.05
Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

7.06
Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation or other failures which could not reasonably be expected to have a Material Adverse Effect excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07
Maintenance of Insurance.

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise required by the Administrative Agent (but in no event less than the minimum amount and other conditions required by Flood Insurance Laws), (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will endeavor to give the Administrative Agent thirty (30) days (or ten (10) days in the case of nonpayment of premiums) prior written notice before any such policy or policies shall be altered or canceled.

7.08
Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09
Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied (except as disclosed therein and approved by the Administrative Agent in writing) shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10
Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (and, to the extent accompanying the Administrative Agent, the Lenders, at their sole cost and expense) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, provided that the Parent Borrower is given the opportunity to be present, independent public accountants, all at the expense of the Parent Borrower and at such reasonable times during normal business hours upon reasonable advance notice to the Parent Borrower; provided, however, that (i) when an Event of Default exists the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and without advance notice, and (ii) absent an Event of Default, the Parent Borrower shall only be required to pay for one such visit and/or inspection by the Administrative Agent per fiscal year.
7.11
Use of Proceeds. Use the proceeds of the Credit Extensions (a) in the case of the Term Loan, to refinance existing Indebtedness under the Existing Credit Agreement and to finance the fees, costs and expenses associated with the closing of this Agreement and (b) in the case of the Revolving Loans, fees, costs and expenses associated with the closing of this Agreement, to finance working capital and capital expenditures and for other general corporate purposes, including capital expenditures, Permitted Acquisitions, and Restricted Payments permitted hereunder; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12
Additional Subsidiaries.

(a) Within thirty (30) days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the acquisition or formation of any Subsidiary notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) Within thirty (30) days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the acquisition or formation of any Subsidiary (or, if later, the date upon which a Subsidiary is no longer an Excluded Subsidiary) that is not an Excluded Subsidiary (or such later date as the Administrative Agent may agree in its sole discretion), (i) (A) if such Subsidiary is a Domestic Subsidiary (unless such Domestic Subsidiary is (x) a direct non-Wholly Owned Subsidiary of PARS ENVIRONMENTAL, Inc., a New Jersey corporation (“PARS”), or (y) with the consent of the Administrative Agent in consultation with the Parent Borrower, any other non-Wholly Owned Subsidiary of Parent Borrower or a Guarantor which was acquired in a Permitted Acquisition; provided that, (I) the remaining Equity Interests of such Domestic Subsidiary are not held by the Parent Borrower or any Subsidiary of the Parent Borrower, and (II) such Domestic Subsidiary has no material assets or operations other than being party to one or more government contracts), cause such Person to become a Guarantor of the Obligations by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose or (B) if such Subsidiary is a Foreign Subsidiary (unless such Foreign Subsidiary is (x) with the consent of the Administrative Agent in consultation with the Parent Borrower, any other non-Wholly Owned Subsidiary of Parent Borrower or a Guarantor

which was acquired in a Permitted Acquisition; provided that, (I) the remaining Equity Interests of such Foreign Subsidiary are not held by the Parent Borrower or any Subsidiary of the Parent Borrower, and (II) such Foreign Subsidiary has no material assets or operations other than being party to one or more government contracts), cause such Person to become a Guarantor of the Obligations by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents governed by the laws of the State of New York or another jurisdiction as the Administrative Agent shall deem appropriate for such purpose; provided that no such Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code shall be required to become a Guarantor with respect to any Obligations of a Borrower that is a U.S. Person until such time as such Subsidiary has been owned, directly or indirectly, by a U.S. Loan Party for at least one year and (ii) cause such Person required to become a Guarantor to deliver to the Administrative Agent documents of the types referred to in Section 5.01(e) and Section 5.01(f) and, if reasonably requested by the Administrative Agent (it being agreed no opinions shall be required with respect to Immaterial Subsidiaries), favorable opinions of New York counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)(A) or (i)(B), as applicable), all in form, content and scope satisfactory to the Administrative Agent.

(c) Within ninety (90) days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the date that the Administrative Agent has requested such action following delivery of a Compliance Certificate notifying the Administrative Agent that a Foreign Collateral Document Trigger Event has occurred and is continuing, if such Subsidiary is a Foreign Subsidiary, deliver all Additional Collateral Documents reasonably requested by the Administrative Agent for the applicable foreign jurisdiction, which Additional Collateral Documents shall be customary for such applicable foreign jurisdiction (including, without limitation, customary legal opinions).

In no event shall any Subsidiary be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction other than any Specified Guarantee Jurisdiction, and no actions in any jurisdiction or required by laws of any jurisdiction (in each case, other than any Specified Guarantee Jurisdiction) shall be required to be taken to create or perfect any security interests in any other jurisdiction (including any Equity Interests of Foreign Subsidiaries and any intellectual property governed by or arising or existing under the laws of any jurisdiction other than in the United States or any Specified Guarantee Jurisdiction (it being understood that there shall be no requirement to enter into security agreements or pledge agreements governed under the laws of any jurisdiction other than in the United States or any Specified Guarantee Jurisdiction). Except as otherwise required by the laws of any Specified Guarantee Jurisdiction, no Loan Party shall be required to complete any filings with respect to intellectual property beyond the filing of intellectual property security agreements with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable (and the filing of Uniform Commercial Code and PPSA financing statements) or to enter into any deposit account control agreement with respect to any Excluded Account (as defined in the Security Agreement and the Canadian Security Agreement, as applicable). For the avoidance of doubt, in no event shall the Collateral include any Excluded Property.

7.13
ERISA Compliance and Canadian Pension Plan Compliance.

(a) Do, and cause each of its ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (iii) make all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code.

(b) Do, and cause each of its Subsidiaries to do, each of the following, upon the establishment of, or otherwise having in effect, or any liability or contingent liability with respect to, any Canadian Pension Plans: (i) maintain each such Canadian Pension Plan in compliance with applicable Canadian pension standards legislation and the ITA, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) cause each such Canadian Pension Plan that has received a confirmation of registration from the Canada Revenue Agency to maintain such registration so long as such registration is required or for so long as it or its Subsidiaries have any Canadian Pension Plans; and (iii) make all required contributions to each such Canadian Pension Plan in a timely fashion in accordance with applicable legislative requirements.

7.14
Pledged Assets.

(a) Equity Interests. Subject to Section 7.14(c) and the last paragraph of Section 7.12, except to the extent constituting Excluded Property, cause one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party (subject, in the case of a newly acquired or formed Subsidiary, to the time periods described in Section 7.12(a) and (b), as applicable) to a first priority, perfected Lien in favor of the Administrative Agent (subject to, in the case of Foreign Subsidiaries, local requirements in the applicable jurisdiction), for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents (including, with respect to any Equity Interests in any Foreign Subsidiary directly owned by any Loan Party, the Additional Collateral Documents for such jurisdiction governed by the laws of such jurisdiction to the extent required by Section 7.14(c) and requested by the Administrative Agent pursuant to Section 7.12(c) in form and substance reasonably satisfactory to the Administrative Agent), together with opinions of counsel and any filings and deliveries reasonably requested by the Administrative Agent necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Reserved.

(c) Notwithstanding the foregoing, Foreign Subsidiaries shall not be required to enter into any Additional Collateral Documents unless and until (x) the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA or ten percent (10%) of Consolidated Total Assets, as applicable, as of the last day of the most recently ended fiscal quarter for which the Compliance Certificate has been delivered to Administrative Agent pursuant to Section 7.02(a)

and (y) the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries from the jurisdiction of organization of such Foreign Subsidiary exceeds five percent (5%) of Consolidated EBITDA or five percent (5%) of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which the Compliance Certificate has been delivered to Administrative Agent pursuant to Section 7.02(a) (the “Foreign Collateral Document Trigger Event”) occurs. Subject to the first sentence of this Section 7.14(c) and the last paragraph of Section 7.12, the Parent Borrower shall cause such Foreign Subsidiaries to deliver all Additional Collateral Documents reasonably requested by the Administrative Agent for the applicable foreign jurisdiction in accordance with timing requirements set forth Section 7.12(c).

7.15
Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Obligations the rights granted or now or hereafter intended to be granted to the holders of the Obligations under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
7.16
Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws; obtain and renew all environmental permits necessary for its operations and properties, except to the extent the failure to obtain or renew the applicable permit could not reasonably be expected to result in a Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that neither the Parent Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
7.17
Deposit Accounts.

(a) Maintain each U.S. Loan Party’s primary cash management and other United States treasury services, including deposit accounts and disbursement accounts located in the

United States with the Administrative Agent or a Lender; provided, that, (i) with respect to U.S. Loan Parties acquired in connection with an Investment permitted under Section 8.02, such U.S. Loan Parties shall be afforded no less than one hundred and eighty (180) (or such later date as the Administrative Agent may agree in its sole discretion) following the date such Person becomes a U.S. Loan Party to maintain such U.S. Loan Party’s primary cash management and other United States treasury services with the Administrative Agent or a Lender; (ii) with respect to deposit accounts of CTEH and its Subsidiaries, such accounts may be maintained with the account banks in effect as of the Closing Date, as long as (x) the balances do not exceed $10,000,000 in the aggregate for all such accounts at any one time and (y) the same are subject to Control Agreements in favor of the Administrative Agent within 180 days from the Closing Date; and (iii) (A) Excluded Accounts, (B) deposit accounts and securities accounts subject to fully executed Control Agreements in favor of the Administrative Agent, and (C) other deposit accounts of the U.S. Loan Parties with balances which shall not exceed, solely with respect to this clause (C), $2,500,000 in the aggregate for all such accounts for three consecutive Business Days may be maintained with any account bank.

(b) From and after the 90th day after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), maintain fully executed Control Agreements on all deposit accounts and securities accounts of the Loan Parties, other than (i) any such accounts not located in the United States, (ii) deposit accounts of the Loan Parties with balances which shall not exceed $2,500,000 in the aggregate for all such accounts for three consecutive Business Days, (iii) Excluded Accounts and (iv) deposit accounts of CTEH and its Subsidiaries, subject to clause (ii) of the proviso to Section 7.17(a) above; provided, however, that following the acquisition of any Loan Party, such Loan Party shall not be required to comply with this Section 7.17 until the date 180 days after such Subsidiary is added as a Guarantor in accordance with Section 7.12(b) (or such later date as the Administrative Agent may agree in its sole discretion).

(c) From and after the 90th day after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), use best efforts to maintain fully executed Control Agreements on all Canadian deposit accounts and Canadian securities accounts (other than Excluded Accounts) of the Canadian Loan Parties.

7.18
Activities of the Parent Borrower. Use commercially reasonable efforts to cause the Parent Borrower to not have any material operations or activities, or own any assets, related to the business of the Parent Borrower and its Subsidiaries, other than (a) operations and activities conducted by, and assets owned by, the Parent Borrower as of the Closing Date, (b) other operations and activities, and other assets, similar to those conducted or owned, as the case may be, by the Parent Borrower on the Closing Date or consistent with past practices of the Parent Borrower, and (c) other operations, activities or assets approved by the Administrative Agent.
7.19
Quarterly Lenders Calls. At the request of the Administrative Agent or Required Lenders, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 7.01(a) and (b) above, Parent Borrower (and its relevant executive officers) shall participate in a telephone conference call or other teleconference for Lenders during normal business hours to discuss the financial condition and results of operations of the Parent Borrower and its Subsidiaries for the most recently-ended fiscal quarter (and portion of the fiscal year) for which financial statements have been delivered.
7.20
Post-Closing Covenants. The Loan Parties will take each of the actions set forth on Schedule 7.20 within the time period prescribed therefor on such schedule (or such later date as the Administrative Agent may agree in its sole discretion (which may be delivered by Electronic Transmission)).

ARTICLE VIII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnity obligations and Letters of Credit which have been Cash Collateralized), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01
Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (except by accrued interest and any applicable fees), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA or in respect of a Canadian Pension Plan) for taxes, assessments or governmental charges or levies (i) not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) the non-payment of which is permitted by Section 7.04;

(d) statutory (and contractual restatements thereof) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law (and contractual restatements thereof) or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts (i) not then due, (ii) if due, not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, no action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or in respect of a Canadian Pension Plan;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e) or (u); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens of sellers of goods to the Parent Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code, the PPSA or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p) Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a);

(q) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r) Liens on premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(s) [reserved];

(t) Liens solely on cash earnest money deposits made by the Parent Borrower or a Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder entered into by a Loan Party;

(u) non-exclusive outbound licenses or sublicenses of IP Rights granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Parent Borrower and its Subsidiaries, taken as a whole;

(v) Liens on Equity Interests or assets to be sold pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of a Subsidiary or for any disposition of assets not constituting a Disposition, in each case to the extent permitted by the terms hereof, pending the closing of such Disposition or disposition; provided, that, in no event shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(w) customary rights of first refusal and tag, drag and similar rights in joint venture agreements with respect to joint ventures;

(x) Liens on assets of Foreign Subsidiaries (other than Canadian Loan Parties) securing Indebtedness permitted under Section 8.03(q);

(y) [reserved];

(z) purported Liens on assets subject to operating leases of the Parent Borrower and its Subsidiaries evidenced by the filing of precautionary Uniform Commercial Code statements (or equivalent filings, registrations or agreements in foreign jurisdictions); provided that if a Uniform Commercial Code financing statement (or equivalent filings, registrations or agreements in foreign jurisdictions) filed solely as a precautionary measure in connection with an operating lease of the Parent Borrower or any of its Subsidiaries includes a collateral description which is not acceptable to the Administrative Agent in its sole discretion, the Parent Borrower shall cause such Uniform Commercial Code financing statement (or equivalent filings, registrations or agreements in foreign jurisdictions) to be amended within thirty (30) days after the Administrative Agent’s request (or such later date acceptable to the Administrative Agent in its sole discretion) to include a collateral description which is acceptable to the Administrative Agent in its sole discretion;

(aa) Liens securing Indebtedness incurred under Section 8.03(r) and 8.03(n);

(bb) other Liens on assets, provided, that if such Liens secure Indebtedness, such Indebtedness shall be in an aggregate amount not to exceed $2,000,000 at any time outstanding, and if such Liens do not secure Indebtedness, such Liens shall not attach to property with a fair market value in excess of $2,000,000 in the aggregate, as reduced by the amount of Indebtedness secured by Liens permitted under this clause (bb); and

(cc) Liens on cash collateral or other credit support securing indebtedness permitted by Section 8.03(t);

Notwithstanding anything to the contrary contained herein, there shall be no Liens on the Aircraft existing on the Closing Date other than the Liens on such Aircraft existing on the Closing Date and Liens described in Section 8.01(c) and Section 8.01(h) hereof.

8.02
Investments. Make any Investments, except:

(a) Investments held by the Parent Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) (i) Investments in any Person that is an Unlimited Loan Party prior to giving effect to such Investment, (ii) Investments by any Subsidiary of the Parent Borrower that is not a Loan Party in any other Subsidiary of the Parent Borrower that is not a Loan Party, (iii) Investments by any Loan Party in any Foreign Subsidiary, not to exceed $10,000,000 in the aggregate outstanding at any time, (iv) Investments made by any an Unlimited Loan Party in any a Loan Party in an aggregate amount not to exceed $5,000,000 in the aggregate outstanding at any time, (v) Investments made by any Loan Party in any Subsidiary in an aggregate amount of all such Investments by the Loan Parties, in the aggregate, solely with respect to this clause (v), with all Investments made by the Loan Parties and their Subsidiaries pursuant to Sections 8.02(c)(iii) and 8.02(l), not to exceed $20,000,000 in the aggregate outstanding at any time, and (vi) Investments by any Foreign Subsidiary that is not an Loan Party in any other Foreign Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) (i) Permitted Acquisitions (including deposits of earnest money in connection therewith) and (ii) Investments in any Subsidiary in an amount required to permit such Subsidiary to consummate a Permitted Acquisition;

(g) non-cash consideration received in connection with Dispositions permitted by Section 8.05;

(h) repurchases of Equity Interests of the Parent Borrower permitted by Section 8.06;

(i) loans or advances to employees in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(j) deposits, prepayments and advances to suppliers of amounts provided by customers for the purchase of materials and the preparation of goods and inventory in respect of customer contracts entered into in the ordinary course of business and consistent with past practices of the Parent Borrower and its Subsidiaries;

(k) Investments arising in connection with endorsement of negotiable instruments for deposit and customary trade arrangements with customers in the ordinary course of business and consistent with past practices of the Parent Borrower and its Subsidiaries;

(l) Investments made by any Loan Party or any Subsidiary of a Loan Party in joint ventures not constituting Subsidiaries in an aggregate amount of all such Investments in joint ventures, in the aggregate with all Investments made by the Loan Parties pursuant to Section 8.02(c)(v), not to exceed $20,000,000 in the aggregate outstanding at any time;

(m) Investments constituting Swap Obligations to the extent permitted hereunder;

(n) to the extent constituting an Investment, purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(o) Investments consisting of loans and advances by Loan Parties to officers, directors and employees of the Parent Borrower and its Subsidiaries which are used solely by such Persons to facilitate purchase Equity Interests of the Parent Borrower so long as (i) the proceeds of such loans and advances are used in their entirety to purchase such Equity Interests of any direct or indirect parent of a Loan Party and (ii) such Investments do not exceed $6,000,000 in the aggregate at any time outstanding; and

(p) other Investments in an amount not to exceed $2,000,000 in the aggregate at any time outstanding.

8.03
Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Parent Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 8.03 (and any Permitted Refinancing thereof);

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) of the Parent Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap

Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred (or assumed pursuant to a Permitted Acquisition) by the Parent Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and Permitted Refinancings thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $~~20,000,000~~30,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) [reserved];

(g) (i) the Existing Seller Indebtedness, (ii) the Seller Subordinated Indebtedness, (iii) Earn Out Obligations, in the case of clauses (ii) and (iii), incurred in connection with Permitted Acquisitions and (iv) the Specified Permitted Acquisition Earnout;

(h) Indebtedness constituting customary indemnification obligations, purchase price adjustments or similar obligations incurred in connection with Permitted Acquisitions;

(i) Indebtedness incurred in favor of insurance companies (or their affiliates) in connection with the financing of insurance premiums in an amount not the exceed the premiums with respect to the applicable insurance policies;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connections with deposit accounts to the extent incurred in the ordinary course of business;

(k) surety or performance bonds with respect to contracts for the performance of work entered into by the Parent Borrower or its Subsidiaries in the ordinary course of business;

(l) Guarantees with respect to Indebtedness permitted under this Section 8.03; provided such Guarantee is also permitted by Section 8.02 (other than Section 8.02(e));

(m) unsecured Indebtedness of any Loan Party consisting of promissory notes issued by any such Loan Party to employees, officers, directors, former employees, former officers, directors or former directors (or any spouses, ex-spouses, heirs, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of any direct or indirect parent of a Loan Party; provided, that, such Indebtedness (i) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (ii) shall not exceed an aggregate principal amount of $6,000,000 at any one time outstanding;

(n) Indebtedness in respect of letters of credit, bank guarantees or similar instruments denominated in currencies other than Dollars or Canadian Dollars in an aggregate amount outstanding not to exceed $5,000,000;

(o) Indebtedness in respect of workers’ compensation claims, including guarantees or obligations of the Parent Borrower or any Subsidiary with respect to workers’ compensation claims, (in each case other than for an obligation for money borrowed);

(p) customary obligations in respect of deferred compensation incurred in the ordinary course of business;

(q) Indebtedness of Foreign Subsidiaries (other than Canadian Loan Parties) in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(r) Indebtedness advanced by (i) any Governmental Authority (including the Small Business Administration) or any other Person acting as a financial agent of a Governmental Authority or (ii) any other Person to the extent such Indebtedness under this clause (ii) is guaranteed by a Governmental Authority (including the Small Business Administration), in each case under this clause (r), pursuant to the CARES Act (or any related legislation), in each case of the preceding clauses (i) and (ii), to the extent approved by the Required Lenders such approval not to be unreasonably withheld or delayed;

(s) other Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(t) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business in an aggregate amount not to exceed $3,000,000 at any time outstanding; and

(u) Indebtedness resulting from a Sale and Leaseback Transaction with respect to the property located at 5120 Northshore Drive, North Little Rock, Arkansas 72118 pursuant to FASB ASC 840-40-25.

8.04
Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Parent Borrower may merge or consolidate with any of its Subsidiaries (other than the Canadian Borrower); provided, that, the Parent Borrower shall (i) be the continuing or surviving corporation and (ii) only do so with a Domestic Subsidiary, (b) the Canadian Borrower may merge, amalgamate or consolidate with any of its Subsidiaries; provided, that, the Canadian Borrower shall (i) be the continuing or surviving corporation, (ii) only do so with a Loan Party organized under the laws of Canada or a province or territory thereof, and (iii) deliver a confirmation and acknowledgement and other ancillary documents as reasonably requested by the Administrative Agent confirming that is subject to all of the Obligations hereunder, (c) any Loan Party (other than any Borrower) may merge, amalgamate or consolidate with any other Loan Party (other than any Borrower); provided, that, if an Unlimited Loan Party is a party thereto then an Unlimited Loan Party shall be the continuing or surviving corporation or other legal entity (including by way of amalgamation) and (ii) a Loan Party organized under the laws of the United States shall only do so with a Loan Party organized under the laws of the United States and a Loan Party organized under the laws of Canada or a province or territory thereof shall only do so with a Loan Party organized under the laws of Canada, the United States or a province, state or territory thereof, (d) any Foreign Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any Loan Party; provided, that, (i) such Loan Party shall be the continuing or surviving corporation (or other legal entity) and (ii) a Foreign Subsidiary organized under the laws of Canada or a province or territory thereof shall only do so with a Loan Party organized under the laws of Canada or a province or territory thereof, (e) any Foreign Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any other Foreign Subsidiary that is not a Loan Party; provided, that, a Foreign Subsidiary organized under the laws of Canada or a province or territory thereof shall only do so with a Foreign Subsidiary organized under the laws of Canada or a province or territory thereof, (f) subject to clause (a) and (b) above and provided that the surviving Person is a Loan Party, the Parent Borrower or any Subsidiary of the Parent Borrower may merge or amalgamate with any other Person in connection with a Permitted Acquisition, and (g) any Subsidiary of the Parent Borrower (other than the Canadian Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation, or winding up, as applicable, could not have a Material Adverse Effect and provided that the assets of such Subsidiary are transferred to a U.S. Loan Party (if such Subsidiary is a Domestic Subsidiary) or a Loan Party (if such Subsidiary is a Foreign Subsidiary) prior to such dissolution, liquidation, or winding up.
8.05
Dispositions. Make any Disposition except: Dispositions by the Parent Borrower or any Subsidiary which are made for fair market value, if the aggregate fair market value of all assets so subject to any such Dispositions by the Parent Borrower and its Subsidiaries shall not exceed $2,000,000, individually or in the aggregate, in any fiscal year.
8.06
Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment or pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Subsidiary may make Restricted Payments to any Unlimited Loan Party, (ii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party, (iii) any Unlimited Loan Party may make Restricted Payments to (A) any Subsidiary that is not a Loan Party or (B) any Loan Party that is not an Unlimited Loan Party, in an aggregate amount not to exceed, in the case of this clause (iii), $500,000 in any fiscal year, and (iv) any Loan Party that is not an Unlimited Loan Party may make Restricted Payments to any other Loan Party that is not an Unlimited Loan Party,

(b) the Parent Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Stock) of such Person;

(c) the Loan Parties may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of equity options;

(d) non-Loan Party Subsidiaries may make distributions to the Parent Borrower and any other Subsidiary of the Parent Borrower;

(e) so long as no Default exists or would result therefrom, the Parent Borrower may pay cash dividends to its parent to enable it to pay, or the Parent Borrower may pay, (i) redemptions for cash of equity, rights to acquire equity or cash payments with respect to phantom stock units, in each case if owned by an officer or employee of any Loan Party upon termination of employment of such Person, and (ii) cash payments in lieu of the issuance of fractional units upon the exercise or conversion of options or other equity equivalents, provided that the aggregate amount of all such redemptions or payments under the immediately preceding clauses (i) and (ii) shall not exceed $1,000,000 in the aggregate (excluding proceeds of issuances of Equity Interests used for such purpose);

(f) [reserved];

(g) the Parent Borrower may make cash coupon payments up to twelve percent (12.0%) per annum with respect to the Series A-2 Preferred Equity (or cash payments in respect of accrued but unpaid coupon payments with respect to the Series A-2 Preferred Equity); provided that (i) upon giving effect to any such payment on a Pro Forma Basis, as of the most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered pursuant to the Loan Documents, the Loan Parties would be in compliance with the financial covenants set forth in this Agreement, and (ii) no Default has occurred and is continuing both before and after giving effect to such payment (so long as any such payment is paid within sixty (60) days of the date of declaration);

(h) the Parent Borrower may redeem the Series A-2 Preferred Equity (and pay accrued but unpaid dividends thereon) at its option; provided that (i) upon giving effect to such redemption on a Pro Forma Basis, as of the most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered pursuant to Loan Documents, (A) the Loan Parties would be in compliance with the financial covenants set forth in this Agreement and (B) the Consolidated Total Leverage Ratio would not be greater than 3.50 to 1.0, and (ii) no Default has occurred and is continuing both before and after giving effect to such Restricted Payment, in each case, as of the declaration of such Restricted Payment (so long as such Restricted Payment is paid within sixty (60) days of the date of declaration);

(i) the Parent Borrower may accrue dividends and pay such dividends in kind (but may not pay such dividends in cash, other than cash payments permitted under this Agreement);

(j) the Parent Borrower may redeem the Series A-2 Preferred Equity, or other junior capital instruments in full with the proceeds of Replacement Junior Capital pursuant to the terms set forth herein);

(k) the Parent Borrower may accrue dividends on, and pay such dividends in kind in respect of, the Curative Preferred Equity; and

(l) the Loan Parties may make Restricted Payments made in the form of the issuance of promissory notes (any such promissory note, a “Restricted Payment Note”) permitted by the Loan Documents and payments made in respect of such promissory notes to the extent such payments are otherwise permitted hereunder and are not made in violation of the applicable subordination provisions applicable thereto; provided that, prior to making any payments in cash on such Restricted Payments Notes, Parent Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, after giving effect to such Restricted Payments, Parent Borrower is in compliance with Section 8.11 for the most recently completed four fiscal quarter period for which the Parent Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

8.07
Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Subsidiaries on the Closing Date or any business related or incidental thereto.
8.08
Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Parties that are not Unlimited Loan Parties, (b) transfers of cash and assets to any Loan Parties that are not Unlimited Loan Parties, (c) transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, (f) transactions among the Unlimited Loan Parties, (g) as set forth on Schedule 8.08, (h) the Series A-2 Preferred Equity Documents, and (i) tax sharing agreements among the Loan Parties and their Subsidiaries.
8.09
Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and the proceeds thereof, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions imposed by corporate law, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (6) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business, (7) customary restrictions on transfer of interests in a joint venture contained in governing agreements, or (8) the Series A-2 Preferred Equity Documents.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requires the grant of any security for any obligation if such property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and the proceeds thereof, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale, (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business, or (v) customary restrictions on the encumbering of interests in a joint venture contained in governing agreements.

8.10
Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11
Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter to be greater than (i) 4.25 to 1.0, beginning with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending September 30, 2022, (ii) 4.00 to 1.0, beginning with the fiscal quarter ending December 31, 2022 through and including the fiscal quarter ending September 30, 2023 and (iii) 3.75 to 1.0, beginning with the fiscal quarter ending December 31, 2023 and each fiscal quarter thereafter; provided that the maximum Consolidated Total Leverage Ratio may be increased by 0.50:1.00, not to exceed 4.25:1.00, for a period of four consecutive fiscal quarters (the “Adjusted Covenant Period”) in connection with a Permitted Acquisition, or a series of Permitted Acquisitions within a 90-day period, in each case for aggregate gross consideration that exceeds $20,000,000 (excluding consideration constituting Equity Interests of the Parent Borrower) if the Parent Borrower has provided notice in writing to the Administrative Agent requesting an Adjusted Covenant Period during the fiscal quarter in which such Permitted Acquisition is consummated; provided further that, if the Parent Borrower previously has requested an Adjusted Covenant Period, (x) it has not requested more than one (1) such Adjusted Covenant Period, and (y) at least two (2) fiscal quarters have been completed following the end of the previously requested Adjusted Covenant Period.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, to be less than 1.25 to 1.0.

8.12
Prepayment of Other Indebtedness, Etc.

(a) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment of principal or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of, or make any payment (in cash, in kind or otherwise) of interest with respect to, any Subordinated Indebtedness (other than (i) in accordance with the terms of the governing subordination terms and (ii) no such payment in cash shall be made so long as any Default or Event of Default exists or would result from such payment);

provided that the Loan Parties may pay (I) the Specified Permitted Acquisition Earnout at any time after the Closing Date either (A) with the issuance of Equity Interests (that do not constitute Disqualified Stock) of the Parent Borrower or (B) so long as after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Parent Borrower is in compliance with the financial covenants in Section 8.11 as of the most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered pursuant to Section 7.01(a) or (b) and (II) any other Earn Out Obligations or Seller Subordinated Indebtedness at any time after the Closing Date so long as after giving pro forma effect thereto, (x) no Default shall have occurred and be continuing or would result therefrom, (y) the Parent Borrower is in compliance with the financial covenants in (x) Section 8.11(a) less 0.25:1.00 and (y) Section 8.11(b), in each case, as of the most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered pursuant to Section 7.01(a) or (b), and (z) such payment is permitted by the terms of any subordination or intercreditor agreement applicable to such Earn Out Obligation or Seller Subordinated Indebtedness.

(b) Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any of any Subordinated Indebtedness in a manner adverse to the Lenders or in a manner not permitted by the subordination terms applicable thereto.

8.13
Organization Documents; Series A-2 Preferred Equity Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity, Etc.

(a) Amend, modify or change its Organization Documents in a manner adverse in any material respect to the Lenders.

(b) Amend, modify or change (or permit the amendment, modification or change of) the Series A-2 Preferred Equity Documents or any other terms or provisions governing the Series A-2 Preferred Equity in a manner adverse to the Lenders; provided further that, without limitation of the foregoing, no amendment, modification or change shall be made to the Series A-2 Certificate of Designation without the consent of the Administrative Agent;

(c) Change its fiscal year; provided, that the Loan Parties shall be permitted to change the fiscal year of any Persons which are acquired to match that of the Parent Borrower.

(d) Without providing ten (10) days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice to the Administrative Agent, change its name, jurisdiction of formation or form of organization.

8.14
Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Subsidiary of the Parent Borrower) to own any Equity Interests of any Subsidiary of any Loan Party, except (i) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (ii) as a result of a transaction permitted under Section 8.02, (b) permit any Loan Party or any Subsidiary of any Loan Party to issue or have outstanding any shares of Disqualified Stock (other than the Series A-2 Preferred Equity) or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.
8.15
Sale Leasebacks. Enter into any Sale and Leaseback Transaction, except for a Sale and Leaseback Transaction with respect to the property located at 5120 Northshore Drive, North Little Rock, Arkansas 72118.
8.16
Sanctions. Directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
8.17
Anti-Corruption Laws. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 or other similar legislation in other jurisdictions.
8.18
Controlled Substances.

(a) Purchase, distribute, manufacture or provide testing or other services with respect to Cannabis or any other controlled substance in the United States or any jurisdiction in violation of applicable Law (including the Controlled Substances Act); or

(b) To the extent the Parent Borrower obtains an option to purchase a business that provides testing or other services with respect to Cannabis or any other controlled substance in the United States or any jurisdiction where Cannabis is illegal, Parent Borrower shall not exercise such option until Cannabis is no longer a controlled substance under the Controlled Substances Act, 21 U.S.C. § 841 and is no longer illegal under U.S. federal law.

8.19
Canadian Defined Benefit Pension Plans. Maintain, contribute to, or incur any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01
Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01(a), 7.01(b), 7.02(a), 7.03(a), 7.05(a), 7.11 or 7.20 or Article VIII, provided that the applicable Loan Party or Subsidiary may cure an Event of Default resulting solely from a breach of Section 7.05(a) solely from a Loan Party not being in good standing as described in Section 7.05(a) in a particular jurisdiction upon such Person becoming in good standing in such jurisdiction prior to dissolution proceedings having been instituted against it, so long as at no time could such failure to be in good standing have caused, or be reasonably expected to cause, a Material Adverse Effect; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) in the case of Section 7.10, ten (10) Business Days or more, and (ii) in such other cases thirty (30) days or more following the earlier to occur of (a) notice thereof furnished to any Loan Party by Administrative Agent or the Required Lenders and (b) the date any executive officer of a Loan Party has knowledge of the occurrence of the acts or omissions that constitute such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x) any Subordinated Indebtedness or (y) any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract with a value of more than $10,000,000 an early termination date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary is the defaulting party (as defined in such Swap Contract) or (B) any termination event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary is a party and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, that in the event the Loan Parties are prohibited from making a payment with respect to Subordinated Indebtedness hereunder or pursuant to the applicable subordination terms in favor of the Lenders, such failure shall not be the basis for an Event of Default hereunder; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; makes a proposal to its creditors or files a notice of intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which such judgment is not satisfied, settled, discharged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA and Canadian Pension Plan. (i) An ERISA Event occurs with respect to a Pension Plan or Multiple Employer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiple Employer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiple Employer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) any failure by any Loan Party or any Subsidiary to perform its obligations in respect of a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect in any material respect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, other than in accordance with the terms thereof;

(k) Change of Control. There occurs any Change of Control;

(l) Reserved.

(m) Invalidity of Subordination Provisions. The subordination provisions in any of the documents governing any Subordinated Indebtedness shall, in whole or part, terminate, cease to be effective or cease to be legally valid, binding and enforceable in any material respect against any holder of such Subordinated Indebtedness.

9.02
Remedies Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default:

(a) the Administrative Agent shall at the request of the Required Lenders declare all or any portion of any one or more of the Revolving Commitments of each Revolving Lender to make Revolving Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Revolving Commitments shall forthwith be suspended or terminated;

(b) the Administrative Agent shall at the request of the Required Lenders declare all or any portion of any one or more of the Term Loan Commitments of each Term Lender to make Term Loans to be suspended or terminated, whereupon all or such portion of such Term Loan Commitments shall forthwith be suspended or terminated;

(c) the Administrative Agent shall at the request of the Required Lenders, declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, in which case the Revolving Commitment of each

Revolving Lender shall immediately terminate; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and/or

(d) at the request of the Required Lenders, require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(e)the Administrative Agent shall at the request of the Required Lenders exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of any event specified in Section 9.01(f) or 9.01(g) above (in the case of clause (ii) of Section 9.01(g) upon the expiration of the thirty (30) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any Lender or the L/C Issuer.

9.03
Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Agreement, ratably among the Lenders, Swap Banks and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Agreement, (c)

payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses Second, Third and Fourth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Swap Obligation. Notwithstanding the foregoing, Swap Obligations and Obligations under Treasury Management Agreements with parties that are not Affiliates of Administrative Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Administrative Agent has received a Secured Party Designation Notice from the applicable Swap Bank or Treasury Management Bank.

9.04
Equity Cure. In the event that the Loan Parties fail to comply with any financial covenant contained in Section 8.11 (a “Financial Covenant Default”), the Parent Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure”):

(a) In the event the Parent Borrower desires to cure a Financial Covenant Default, the Parent Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the financial statements and corresponding Compliance Certificate as of and for the period ending on the last day of the fiscal quarter as of which such Financial Covenant Default occurred (the “Testing Date”) are required to be delivered to the Administrative Agent and the Lenders and ending on the tenth (10th) Business Day thereafter. The Cure Notice shall set forth the calculation of the applicable Financial Covenant Cure Amount (as hereinafter defined).

(b) In the event the Parent Borrower delivers a Cure Notice in accordance with clause (a) above, a capital contribution (in either (w) common stock of the Parent Borrower, (x) Curative Preferred Equity, (y) other preferred equity provided by Oaktree Capital Management or its Affiliates that is not Disqualified Stock or (z) other Equity Interests that are on terms reasonably satisfactory to the Administrative Agent; in each case of (w) through (z), structured (during the term of this Agreement) as a payment-in-kind contribution with no cash repayment or other Restricted Payments permitted with respect thereto) shall be made to the Parent Borrower, in an amount such that the Net Cash Proceeds thereof shall be equal to the Financial Covenant Cure Amount, at any time during the period commencing on the date of the Administrative Agent’s receipt of such Cure Notice and ending on the fifteenth (15th) Business Day following the date on which the relevant financial statements and Compliance Certificate were required to be delivered to the Administrative Agent and the Lenders (such fifteenth (15th) Business Day, the “Required Contribution Date”). All of the Net Cash Proceeds of such capital contribution (such amount, the “Contributed Amount”) shall be immediately contributed to the capital of the Parent Borrower. The “Financial Covenant Cure Amount” shall be the sum of (x) lowest amount which if added to the amount of Consolidated EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with the applicable financial covenant which is the subject of such Financial Covenant Default(s) as of such Testing Date plus (y) $1,000,000 (provided, however, that if more than one such Financial Covenant Default exists as of a testing date, the Financial Covenant Cure Amount for purposes hereof shall equal the sum of (x) the lowest amount which if added to the amount of Consolidated EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with all financial covenants which are the subject of such Financial Covenant Defaults as of such Testing Date plus (y) $1,000,000).

(c) The Equity Cure may not be exercised (i) more than five times prior to the Maturity Date or (ii) more than two times in any four-fiscal quarter period.

(d) Upon timely receipt by the Parent Borrower in cash of the appropriate Contributed Amount, if and to the extent after giving effect to the following clause (e) all applicable Financial Covenant Defaults would no longer exist on a pro forma basis, the applicable Financial Covenant Defaults shall be deemed cured. To the extent the exercise of the Equity Cure pursuant to this Section 9.04 also acts to cure any default or event of default under any Subordinated Indebtedness arising solely as a result of the Financial Covenant Default, any existing Event of Default pursuant to Section 9.01(e) arising solely as a result of such default or event of default under such Subordinated Indebtedness shall also be deemed cured.

(e) The Equity Cure and the effects thereof on Consolidated EBITDA will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating the Consolidated Total Leverage Ratio as a threshold for permitted exceptions to various affirmative and negative covenants and for purposes of determining the applicable interest rate and fees to be charged hereunder from time to time; provided that for purposes of determining compliance with Section 8.11, the Contributed Amount shall be deemed added to Consolidated EBITDA for the fiscal quarter ending as of the applicable Testing Date and any subsequent measurement period that includes such fiscal quarter; it being understood that for purposes of calculating the Consolidated Total Leverage Ratio for the fiscal quarter ending as of the applicable Testing Date for which the Equity Cure was exercised, Consolidated

Funded Indebtedness shall not be reduced by the amount of any prepayment of the Loans made with the Contributed Amount in connection with such exercise of the Equity Cure.

(f) So long as the Parent Borrower is otherwise entitled to exercise an Equity Cure pursuant to the foregoing terms and provisions of this Section 9.04, during the period from the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which the Administrative Agent is notified that the required contribution will not be made, neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Revolving Commitment or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered (it being understood that, for the avoidance of doubt, at all times during such period, such Financial Covenant Default shall continue to exist for all other purposes of this Agreement including with respect to the conditions precedent to any Credit Extension under Section 5.02); provided, that notwithstanding the foregoing, upon a deemed cure pursuant to this Section 9.04, the requirements of the applicable financial covenants shall be deemed to have been satisfied as of the applicable Testing Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter with respect to the fiscal quarter ending as of the applicable Testing Date.

ARTICLE X.

AGENTS

10.01
Appointment and Duties.

(a) Appointment of Administrative Agent. (i) Each Secured Party hereby appoints Bank of the West (together with any successor Administrative Agent pursuant to Section 10.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (y) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto and (ii) each Revolving Lender and L/C Issuer hereby appoints Bank of the West (together with any successor Administrative Agent pursuant to Section 10.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto.

(b) Each Secured Party further consents to and authorizes each Agent’s execution and delivery of any intercreditor or subordination agreements from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof.

(c) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above,

(i) the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties, except as otherwise provided in clause (ii) below as to the rights and authority of the Administrative Agent), and is hereby authorized, to (t) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 9.01(f) or 9.01(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (u) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.01(f) or 9.01(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (v) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (w) manage, supervise and otherwise deal with the Collateral, (x) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (y) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable requirements of Law or otherwise and (z) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for the Administrative Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party (other than the Administrative Agent), and may further authorize the Secured Parties (other than the Administrative Agent) to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Secured Party (other than the Administrative Agent) may take such further actions to the extent, and only to the extent, so authorized; and

(ii) the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Administrative Agent, the Lenders and L/C Issuers), and is hereby authorized to (x) act as the disbursing and collecting agent for the Revolving Lenders and the L/C Issuers with respect to all payments made in respect of the Revolving Loans and L/C Obligations and fees related thereto, all as more specifically provided in Article I and (y) to perform such other duties and exercise such other powers as are specifically provided to the Administrative Agent in this Agreement.

(d) Limited Duties. Under the Loan Documents, each of the Agents (i) is acting solely on behalf of the Secured Parties (or the Revolving Lenders and the L/C Issuers with respect to the Administrative Agent except to the limited extent provided in Section 11.06(c) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent” or the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.

10.02
Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by any Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by any Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by any Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
10.03
Use of Discretion.

(a) No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, or a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent, as the case may be) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 and this Section 10.03 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other Debtor Relief Law), but in the case of this clause (iv) if, and solely if, Administrative Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same; and provided further that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) reserved, (B) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (C) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.11, any Secured Party may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04
Delegation of Rights and Duties. Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article X to the extent provided by any Agent.

10.05
Reliance and Liability. Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.06, (ii) rely on the Register to the extent set forth in Section 11.06(c), (iii) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(a) No Agent and none of the Related Parties of any Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), and each Secured Party, each Borrower and each other Loan Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Parties (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, each Agent and its Related Parties:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii) shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Parties of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Parent Borrower or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case such Agent shall promptly give notice of such receipt to all Lenders); and

(v) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

and, for each of the items set forth in clauses (i) through (iv) above, each Secured Party and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against any Agent based thereon.

10.06
Administrative Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent, and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lenders” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, or as one of the Required Lenders, respectively.

10.07
Lender Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon any Agent, any other Secured Party or any of their Related Parties or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by an Agent or any of its Related Parties, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuers, such Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of such Agent or any of its Related Parties.
10.08
Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), and each Revolving Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), in each case, promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), and each Revolving Lender further agrees to indemnify the Administrative Agent, each L/C Issuer and each of their respective Related Parties (to the extent not reimbursed by any Loan Party), in each case, severally and ratably, from and against liabilities (including, to the extent not indemnified pursuant to Section 10.08(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such Administrative Agent, any L/C Issuer or any of their respective Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by any Administrative Agent, any L/C Issuer or any of their respective Related Parties under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Parties in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Parties from the Revolving Lenders); provided, further, that no Lender shall be liable to any Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any requirement of Law, the Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Internal Revenue Code). If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or the Administrative Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by the Administrative Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 10.08(c).

10.09
Resignation of Agents or L/C Issuer.

(a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Parent Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.09. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent who shall be satisfactory to the Parent Borrower. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders and with the Parent Borrower’s consent, appoint a successor Administrative Agent from among the Lenders. Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders, the Administrative Agent and the Parent Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.09. Each appointment under this clause (a) (other than an appointment by Administrative Agent) shall be subject to the prior consent of the Parent Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the retiring Administrative Agent and the Revolving Lenders shall assume and perform all of the duties of the retiring Administrative Agent, in each case, until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such retiring Administrative Agent had been, validly acting as Administrative Agent, as the case may be, under the Loan Documents and (iv) subject to its rights under Section 10.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, as applicable, a successor Administrative Agent, as applicable, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, as the case may be, under the Loan Documents.

10.10
Release of Collateral or Guarantors. Each Secured Party hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Loan Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.12; and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.12 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.01(i) and (iii) all of the Collateral and all Loan Parties, upon (A) the occurrence of the Maturity Date and (B) to the extent requested by the Administrative Agent, receipt by the Administrative Agent and the Secured Parties of liability releases from the Loan Parties each in form and substance reasonably acceptable to the Administrative Agent.

Each Secured Party hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Parent Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrowers’ expense to release the guaranties and Liens when and as directed in this Section 10.10.

10.11
Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent). Section 2.12, Section 3.01, Section 4.08, this Article X, Section 11.02, Section 11.06, Section 11.07, Section 11.08, Section 11.13, Section 11.14 and Section 11.15 (and, solely with respect to L/C Issuers, Section 2.03), all terms and provisions contained herein applicable to Swap Banks or Treasury Management Banks, as applicable, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, (b) each of the Administrative Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
10.12
Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers shall not have any duties or responsibilities, nor shall the Arrangers have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Arrangers.
10.13
Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Swap Contract or Treasury Management Agreement, each Swap Bank or Treasury Management Bank, as the case may be, hereby authorizes and shall be deemed to authorize) Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the applicable Debtor Relief Laws, including Section 363 of the Bankruptcy Code of the United States;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the applicable Debtor Relief Laws, including Section 363 of the Bankruptcy Code of the United States;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Uniform Commercial Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code or Part V of the PPSA;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

10.14
ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; (C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (A) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (D) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XI.

MISCELLANEOUS

11.01
Amendments, Etc. Except as provided in Section 3.08 and Section 3.09, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided, further, that, any change in the definitions of any ratios used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a postponement or reduction in any rate of interest or fees;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments and the rescission of acceleration), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided, further that, any change in the definitions of any ratios used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a postponement or reduction in any rate of interest or fees;

(iv) (A) change any provision of this Section 11.01 or the definition of “Required Lenders” without the written consent of each Lender; (B) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or (C) subordinate the Liens securing the Obligations (in full or material part) to Liens securing other Indebtedness without the written consent of each Lender directly and adversely affected thereby;

(v) release all or substantially all of the Collateral without the written consent of each Lender;

(vi) release any Borrower, the Guaranty by the Parent Borrower of the Canadian Obligations, or, except in connection with a merger, amalgamation or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender;

(vii) change any provision, or waive any violation, of Section 8.18 without the written consent of each Lender;

(viii) without the written consent of each Lender, amend the definition of “Alternative Currency” or Section 1.09(a);

(ix) reserved;

(x) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(xi) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;

(xii) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(xiii) the consent of each Lender shall be required to waive a condition precedent in Section 5.01.

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter and any other letter agreement constituting a Loan Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or, subject to clause (iv)(B)-(C) of the first proviso to this Section 11.01, in a subordinated position to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders hereunder, the Lenders providing such additional credit facilities in any required vote or action required to be approved by the Required Lenders or by any other number or percentage of the Lenders hereunder.

In addition, notwithstanding the foregoing, the Parent Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Revolving Commitments or Loans of the accepting Lenders to be extended and (B) increase the Applicable Rate and/or fees payable with respect to the Loans and Revolving Commitments of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Parent Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Revolving Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Revolving Commitments and/or Loans as to which such Lender’s acceptance has been made. The Parent Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent an amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such amendment. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Revolving Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made and (2) any applicable Lender who is not an Accepting Lender may be replaced by the Parent Borrower in accordance with Section 11.13.

In addition, notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Parent Borrower and the Agents) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document without the consent of any Lender (but with the consent of the Parent Borrower) to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the holders of the Obligations, extend an existing Lien over additional property for the benefit of the holders of the Obligations or join additional Persons as Loan Parties.

11.02
Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower or any other Loan Party, any Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Secured Party pursuant to Article II if such Secured Party, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The

Administrative Agent, the Swing Line Lender, the L/C Issuer or the Parent Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other information through the internet or any telecommunications, electronic or other information transmissions system, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent Borrower, each Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the Parent Borrower, each Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent, and each Revolving Lender agrees to notify the Administrative Agent, from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the each Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.03
No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer, the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan

Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04
Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Agent) (limited, in the case of legal counsel, to the reasonable fees, charges and disbursements of one primary counsel, and of a single local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one primary counsel for the Administrative Agent, any Lender or the L/C Issuer, and of a single local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected parties taken as a whole)), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the each Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related documented expenses (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all such Persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Persons, taken as a whole, and, if reasonably necessary, one local counsel in each relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Persons, taken as a whole, in each such relevant jurisdiction and in any event, excluding lost profits), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the each Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or threatened release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries in connection with the Businesses, or any Environmental Liability related in any way to a Loan Party’s or any of its Subsidiaries’ conducting of the Businesses, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (x) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent or the L/C Issuer, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and nonappealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Parent Borrower or any of its Subsidiaries, or (z) so long as no Event of Default has occurred and is continuing, settlements effected without Borrowers’ prior written consent (not to be unreasonably withheld or delayed); provided, further, that each Indemnitee agrees to refund and return any and all amounts paid by Loan Parties to such Indemnitee to the extent such losses, claims, damages, liabilities or related expenses arose from any of the foregoing items in clauses (x) through (z) above. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to each Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to each Agent (or any such sub-agent), the L/C Issuer, Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent (or any such sub-agent) or the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for each Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Loan Parties, the Administrative Agent, any other agent hereunder, any Lender, the L/C Issuer, the Swing Line Lender, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby any Loan or Letter of Credit or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith; provided that the foregoing shall in no event limit the Parent Borrower’s indemnification obligations under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or from a material breach of such Indemnitee’s obligations under the Loan Documents as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e), shall survive the resignation of the Administrative Agent, the L/C Issuer, and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05
Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06
Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agents and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of a Revolving Commitment (and the related Revolving Loans thereunder) and $5,000,000 in the case of any assignment in respect of the Term Loan or Incremental Term Loan, unless each of (x) the Administrative Agent (in the case of the Term Loan or Incremental Term Loan) or (y) the Administrative Agent and each L/C Issuer (in the case of a Revolving Commitment (and the related Revolving Loans thereunder)) and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that this Section 11.06(b)(i)(B) shall not apply to assignments permitted pursuant to Section 10.13.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding portion of the Term Loan on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Incremental Term Loan Commitment if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) any Term Loan or Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any unfunded Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) and the Swing Line Lender shall be required for any assignment in respect of the Revolving Commitment,

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not apply to any assignment permitted pursuant to Section 10.09. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Disqualified Institutions. Assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 11.06(g).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Parent Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. (x) The Administrative Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time and (y) the Administrative Agent acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Revolving Lender pursuant to the terms hereof from time to time (collectively, the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, the Agents, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Agents, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent Borrower, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any)

to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of the West assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of the West may, (i) upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Parent Borrower resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Bank of the West as L/C Issuer or Swing Line Lender, as the case may be. If Bank of the West resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.03(c)). If Bank of the West resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of the West to effectively assume the obligations of Bank of the West with respect to such Letters of Credit.

(g) Disqualified Institutions.

(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Administrative Agent and the Parent Borrower (unless a Specified Event of Default has occurred and is continuing, in which case no consent from the Parent Borrower is required) have consented in writing in their sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, (x) no assignment or participation shall be retroactively invalidated pursuant to this Section 11.06(g) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), and (y) the execution by the Parent Borrower or Administrative Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.

(ii) Administrative Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. Administrative Agent shall have the right, and the Borrowers hereby expressly authorize Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of this Section 11.06(g) shall not be void, but the other provisions of this Section 11.06(g) shall apply.

(iii) If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 11.06(g) and/or Section 11.06(b)(iii), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Administrative Agent, (1) terminate the Revolving Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, prepay (or cause to be prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (3) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agents or Lenders by the Borrowers, any other Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agents, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agents or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to any Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code of the United States or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court of the United States of America (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v) No Disqualified Institution shall (i) be entitled to bring actions against any Agent, in its role as such, (ii) receive advice of counsel or other advisors to any Agent or any other Lenders or (iii) challenge the attorney client privilege of any Agent or any Lender and their respective counsel.

11.07
Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to their respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) (A) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the credit facilities provided hereunder, (B)

the provider of any Platform or other electronic delivery service used by the Agents, the L/C Issuer and/or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Borrower or (j) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrowers or violating the terms of this Section 11.07.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Each of the Agents, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Loan Parties acknowledge and agree that the DQ List does not constitute Information and may be posted to all Lenders by Administrative Agent (including any updates thereto).

11.08
Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but specifically excluding accounts used for payroll, trust and tax withholdings and other Excluded Accounts (as defined in the Security Agreement and the Canadian Security Agreement, as applicable)) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document then due and owing to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender or the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agents for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Parent Borrower and the Agents promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09
Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including the Criminal Code (Canada)) (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by any Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10
Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, E-Signature or other electronic imaging means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11
Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12
Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13
Replacement of Lenders. If the Parent Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, at par, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Parent Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and Issued Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

11.14
Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. THE PARENT BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15
Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16
Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature” and words of like import in any Loan Document or any other document executed in connection herewith, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agents, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act; provided, that, notwithstanding anything contained herein to the contrary, neither the Administrative Agent the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agents and each of the Secured Parties of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this

Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.
11.17
USA PATRIOT Act and Canadian AML Acts Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) or any Canadian AML Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Canadian AML Acts, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act and the Canadian AML Acts. Each Loan Party shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, the Canadian AML Acts and the Beneficial Ownership Regulation.
11.18
No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither any Agent, any Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against any Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19
Appointment of Parent Borrower. Each of the Canadian Borrower and the Guarantors hereby appoints the Parent Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Parent Borrower may execute such documents and provide such authorizations on behalf of the Canadian Borrower and such Guarantors as the Parent Borrower deems appropriate in its sole discretion and the Canadian Borrower and each Guarantor shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by any Agent, the L/C Issuer or a Lender to the Parent Borrower shall be deemed delivered to each Loan Party and (c) the Agents, the L/C Issuer, the Swing Line Lender or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Parent Borrower on behalf of each of the Canadian Borrower and the Guarantors.
11.20
Reserved.
11.21
Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.22
Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”)

in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.23
Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
11.24
Reserved.
11.25
Reserved.

11.26
Québec Security. Without limiting the generality of any provisions of this Agreement, each Lender hereby appoints and designates the Administrative Agent (or any successor thereto), as part of its duties as Administrative Agent, to act on behalf of each of the Lenders as the hypothecary representative within the meaning of article 2692 of the Civil Code of Québec in order to hold any hypothec granted under the laws of the Province of Québec as security for any of the Obligations pursuant to any Deed of Hypothec and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant Deed of Hypothec and applicable Laws (with the power to delegate any such rights or duties). Any Person who becomes a Lender or any successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as hypothecary representative, on behalf of all Lenders. For greater certainty, the Administrative Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis.
11.27
Joint and Several Liability of Borrowers.

(a) Applicability of Terms. Each Borrower and each Person comprising a Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements, and other terms contained in this Agreement are applicable to and binding upon each Person comprising a Borrower unless expressly otherwise stated in this Agreement.

(b) Joint and Several Liability. Each Borrower is jointly and severally and solidarily liable for all of the Obligations of each other Borrower, regardless of which Borrower actually receives the proceeds or other benefits of the Loans or other extensions of credit under this Agreement or the manner in which Borrowers, Administrative Agent, or any Lender accounts therefor in their respective books and records.

(c) Benefits and Best Interests. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by each other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Loans and other credit extensions under this Agreement and the other Loan Documents which would not have been available to any Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated under this Agreement, with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents.

(d) Accommodations. Each of Administrative Agent and the Lenders have advised each Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally for the due and proper payment of the Obligations of each other Borrower. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection with this Agreement (a) because of the desirability to each Borrower of the credit facilities under this Agreement and the interest rates and the modes of borrowing available under this Agreement and under those other documents; (b) because each Borrower might engage in transactions jointly with other Borrowers; and (c) because each Borrower might require, from time to time, access to funds under this Agreement for the purposes set forth in this Agreement. Each Borrower, individually, expressly understands, agrees, and acknowledges that the credit facilities contemplated under this Agreement would not be made available on the terms of this Agreement in the absence of the collective credit of all the Borrowers, and the joint and several and solidarity liability of all the Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower.

(e) Maximum Amount. To the extent that applicable Law otherwise would render the full amount of the joint and several obligations of any Borrower under this Agreement and under the other Loan Documents invalid or unenforceable, that Person’s obligations under this Agreement and under the other Loan Documents will be limited to the maximum amount that does not result in any such invalidity or unenforceability, but each Borrower’s obligations under this Agreement and under the other Loan Documents will be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 11.27 were not a part of this Agreement.

(f) Joint Liability Payments. To the extent that any Borrower makes a payment under this Section 11.27 of all or any of the Obligations (a “Joint Liability Payment”) that, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by those Joint Liability Payments in the same proportion that that Person’s Allocable Amount (as determined immediately prior to those Joint Liability Payments) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of those Joint Liability Payments, then, following payment in full in cash of the Obligations (other than contingent indemnification Obligations not then asserted), the expiration, termination, or Cash Collateralization of all Letters of Credit, and the termination of the Commitments, that Borrower will be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of that excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to the applicable Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower is equal to the maximum amount of the claim that could then be recovered from that Borrower under this Section 11.27 without rendering that claim voidable or avoidable under § 548 of Chapter 11 of the United States Bankruptcy Code (or other similar provision as in effect under the Bankruptcy Code effective in Canada) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law in Canada or other applicable jurisdiction.

(g) Financial Condition. Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of each other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by each other Borrower of its Obligations, and each Borrower agrees that neither Administrative Agent nor any

Lender has or will have any duty to advise that Borrower of information known to Administrative Agent or any Lender regarding any such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Administrative Agent nor any Lender will be under any obligation to update any such information or to provide any such information to that Borrower or any other Person on any subsequent occasion.

(h) Administrative Agent Authorizations. Subject to Article X, Administrative Agent is hereby authorized to, at any time and from time to time, to do any and all of the following: (a) in accordance with the terms of this Agreement, renew, extend, accelerate, or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or any other Loan Party, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or any other Loan Party and delivered to Administrative Agent or any Lender; (b) accept partial payments on an Obligation incurred by any Borrower; (c) take and hold security or collateral for the payment of an Obligation incurred by any Borrower under this Agreement or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive, and release any such security or collateral; (d) apply any such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, determines; and (e) settle, release, compromise, collect, or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. In accordance with the terms of this Agreement, Administrative Agent has the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and any such determination will be binding on each Borrower. In accordance with the terms of this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent determines in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower. Nothing in this Section 11.27 modifies any right of any Borrower or any Lender to consent to any amendment or modification of this Agreement or the other Loan Documents in accordance with the terms hereof or thereof.

(i) Unconditional Obligations. Each Borrower hereby agrees that, except as otherwise expressly provided in this Agreement, its obligations under this Agreement are and will be unconditional, irrespective of (a) the absence of any attempt to collect an Obligation incurred by any Borrower from any Borrower or any guarantor or other action to enforce the same; (b) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (c) any Insolvency Proceeding by or against any Borrower or any other Loan Party, or Administrative Agent’s or any Lender’s election in any such proceeding of the application of § 1111(b)(2) of the Bankruptcy Code in the United States (or similar provision under the Bankruptcy Code as in effect in Canada); (d) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under § 364 of the Bankruptcy Code in the United States (or similar provision under the Bankruptcy Code as in effect in Canada); (e) the disallowance, under § 502 of the Bankruptcy Code in the United States (or similar provision under the Bankruptcy

Code as in effect in Canada), of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor unless that legal or equitable discharge or defense is that of a Borrower in its capacity as a Borrower.

(j) No Impairment of Obligations or Limitation of Liability. This Section 11.27 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.27 is intended to or will impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section 11.27 limits the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees, and expenses with respect thereto for which that Borrower is primarily liable.

(k) Rights of Contribution and Indemnification. The parties to this Agreement acknowledge that the rights of contribution and indemnification under this Section 11.27 constitute assets of each Borrower to which any such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section 11.27 will be exercisable upon the full and payment of the Obligations, the expiration or termination of the Letters of Credit, and the termination of the Commitments.

(l) Subrogation. No payment made by or for the account of a Borrower, including, without limitation, (a) a payment made by that Borrower on behalf of an Obligation of another Borrower or (b) a payment made by any other Person under any guaranty, will entitle that Borrower, by subrogation or otherwise, to any payment from that other Borrower or from or out of property of that other Borrower and that Borrower shall not exercise any right or remedy against that other Borrower or any property of that other Borrower by reason of any performance of that Borrower of its joint and several and solidarity obligations under this Agreement, until, in each case, the termination of the Commitments, the expiration, termination, or Cash Collateralization of all Letters of Credit, and payment in full of all Obligations (other than contingent indemnification Obligations not then asserted).

[signature pages follow]

SCHEDULE 7.20

POST-CLOSING COVENANTS

1. No later than 45 days after the Closing Date, the Loan Parties shall have delivered stock certificates and stock powers to the Administrative Agent (and, in the case of the stock certificates evidencing the Equity Interests of Montrose Water and Sustainability Services, Inc.; Analytical Environmental Services; Environmental Planning Specialists, Inc.; Advanced Geoservices Corp.; FRS Environmental Remediation, Inc.; PARS Environmental, Inc.; Envirosystems, Incorporated; Nautilus Environmental, Inc. and Montrose Foreign Holdings, Inc., delivered amended stock certificates removing the restricted legend requiring delivery of a legal opinion with the transfer thereof in a manner reasonably acceptable to Administrative Agent and the accompanying stock power).

2. No later than 30 days after the Closing Date, the Loan Parties shall have delivered to the Administrative Agent insurance endorsements as required by Section 7.07(c) to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

3. No later than 10 Business Days after the Closing Date, the Loan Parties shall have delivered to the Administrative Agent (a) true and correct copies of the current charters of each of the following Loan Parties certified by the applicable secretary of state (or other applicable governing body) of the state of organization or formation of such Loan Party: _______________ __________________ and (b) good standing certificates of each of the following Loan Parties: _ ____________________________ .